UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Laureate Education, Inc.
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LAUREATE
EDUCATION INC®

LAUREATE 2022

PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     78 SW 7th Street, Suite 900

                                     Miami, Florida 33130

April 15, 2022

Dear Stockholder,

We cordially invite you to attend the 2022 Annual Meeting of Stockholders of Laureate Education, Inc. (“Laureate”) to be held on Wednesday, May 25, 2022, at 10:00 a.m., Eastern Daylight Time. Due to the continuing public health concerns resulting from the COVID-19 pandemic, this year’s meeting will be a virtual meeting. Our virtual meeting format is designed to increase stockholder access and participation, save Laureate and our stockholders time and money, and provide our stockholders with the rights and opportunities to participate in the virtual meeting similar to what they would have at an in-person meeting. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/LAUR2022.

The attached Notice of 2022 Annual Meeting and proxy statement describe the business that we will conduct at the 2022 Annual Meeting webcast and provide information about us that you should consider when you vote your shares. As set forth in the attached proxy statement, the meeting will be held to:

1.	Elect a Board of nine (9) directors named in this Proxy Statement.

2.	Hold an advisory vote to approve named executive officer compensation.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the year ending December 31, 2022.

4.	To transact such other business as may properly come before the 2022 Annual Meeting and any adjournments thereof.

Please carefully read each of the proposals in the accompanying proxy statement before you vote.

Your vote is extremely important regardless of the number of shares you own. Whether or not you plan to attend the 2022 Annual Meeting online, please vote as soon as possible to make sure that your shares are represented. You can vote your shares by telephone, electronically via the Internet or by completing and returning a proxy card or vote instruction form, if you have received one.

Thank you for your continued interest in Laureate.

Sincerely,

Kenneth W. Freeman
Chairman of the Board of Directors

The proxy statement is dated April 15, 2022 and is first being made available to stockholders on or about April 15, 2022.

Notice of 2022 Annual Meeting

of Stockholders

Date and Time Wednesday, May 25, 2022, at 10:00 a.m., Eastern Daylight Time	Location Online only at www.virtualshareholder meeting.com/LAUR2022	Who Can Vote The record date for the Annual Meeting is March 28, 2022. If you held Laureate Education, Inc. stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

Items of Business

Proposal

1.	Elect a board of nine (9) directors named in this Proxy Statement.

2.	Hold an advisory vote to approve named executive officer compensation.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the year ending December 31, 2022.

Stockholders will also transact any other business that properly comes before the 2022 Annual Meeting and any adjournment.

Voting Methods

Your vote is important. Whether or not you plan to attend the 2022 Annual Meeting online, please vote as soon as possible to make sure that your shares are represented.

INTERNET www.proxyvote.com	TELEPHONE 1-800-690-6903	MAIL Complete, sign, date and return your proxy card (if you received one) in the envelope provided.	ONLINE AT ANNUAL MEETING www.virtualshareholder meeting.com/LAUR2022

A list of the holders of record of our common stock will be available at the 2022 Annual Meeting webcast and, during the 10 days prior to the 2022 Annual Meeting webcast, at the offices of our corporate headquarters located at 78 SW 7th Street, Suite 900, Miami, Florida 33130.

BY ORDER OF THE BOARD OF DIRECTORS:

Leslie S. Brush

Vice President, Assistant General Counsel and Secretary

April 15, 2022

Important Notice Regarding the Availability of Proxy Materials for the

2022 Annual Meeting to be held on May 25, 2022:

Our Proxy Statement and 2021 Annual Report are available at

www.proxyvote.com.

Proxy Statement Summary

2022 Annual Meeting of Stockholders

Date and Time:	May 25, 2022 10:00 a.m., Eastern Daylight Time

Place:	Virtual Meeting via live webcast at www.virtualshareholdermeeting.com/LAUR2022

Record Date:	March 28, 2022

How to Vote Your Shares

INTERNET www.proxyvote.com	TELEPHONE 1-800-690-6903	MAIL Complete, sign, date and return your proxy card (if you received one) in the envelope provided.	ONLINE AT MEETING www.virtualshareholder meeting.com/LAUR2022

Voting Overview

	Proposal Description	Board Vote Recommendation	Page Number with More Information

Proposal 1	Election of nine (9) directors named herein	“FOR” all nominees	2

Proposal 2	Advisory vote on executive compensation	“FOR”	41

Proposal 3	Ratification of the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the year ending December 31, 2022	“FOR”	42

Board Nominees

Name	Position	Age	Director Since

Andrew B. Cohen	Independent Director	50	2013

William L. Cornog	Independent Director	57	2017

Pedro del Corro	Independent Director	64	2017

Kenneth W. Freeman	Chairman of the Board, Independent Director	71	2017

Barbara Mair	Independent Director	60	–

George Muñoz	Independent Director	70	2013

Dr. Judith Rodin	Independent Director	77	2013

Eilif Serck-Hanssen	Director, President and Chief Executive Officer	56	2018

Ian K. Snow	Independent Director	52	2007

This Proxy Statement Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all of the information that you should consider before voting. Please review the complete Proxy Statement and Laureate’s Annual Report on Form 10-K for additional information.

2022 Proxy Statement    1

Proposal 1:

Election of Directors

At the 2022 Annual Meeting, our stockholders will be asked to elect the nine Director nominees named herein for a one-year term expiring at the next annual meeting of stockholders. Subject to the Wengen Securityholders Agreement (as defined below), each director will hold office until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal.

Recommendation of our Board of Directors

Our Board of Directors recommends voting “FOR” the election of each of the Director nominees named herein as directors, each of whom shall hold office for a term of one year, expiring at the annual meeting in 2023, and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each proxy or vote instruction form will be voted for the election of each of the Director nominees named herein as directors, unless the proxy contains contrary instructions. Shares of common stock represented by proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the size of the Board of Directors will be fixed at a lower number.

As of the date of the 2022 Annual Meeting, three of our directors will be designated pursuant to the provisions of the Wengen Securityholders Agreement (as defined below). See “— Corporate Governance — Directors Designated by Certain of the Wengen Investors under the Wengen Securityholders Agreement.” Subject to the provisions of the Wengen Securityholders Agreement, our directors are elected by a plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

Nominees for Election to the Board of Directors

Our Board of Directors has nominated nine persons to stand for election at the 2022 Annual Meeting and to hold office until the next Annual Meeting. All nominees are currently Directors elected at the 2021 Annual Meeting, except for Ms. Mair, who is a new Director nominee.

The Nominating and Governance Committee has recommended the nine nominees for nomination by the Board of Directors after an evaluation of the size and composition of the Board and a review of each member’s skills, experience, and independence. Our Board of Directors believes that each of the nominees brings strong skills, background, experience and expertise to the boardroom, giving the Board as a group the appropriate balance of skills needed to exercise its oversight responsibilities and composition that aligns with our long-term strategy. The Board further believes that diversity with respect to gender, race and ethnicity, background, professional experiences and perspectives are important elements in the Board selection process. See “— Corporate Governance — Board Diversity.”

We believe that we have an effective process in place for seeking out, evaluating and recommending potential candidates for election to the Board. The Board recognizes the importance of evaluating Board refreshment within the context of our overall business strategy and current operations. The Nominating and Governance Committee regularly considers the size and composition of the Board by considering the diversity, background, experience, and tenure of our Board members. Discussions were held throughout the year covering Director tenure and the skill sets represented by the current Directors and in consideration of the need to add new members with unique expertise and experiences that the Nominating and Governance Committee and the Board believe will benefit the Company and the Board as a whole.

Through this process, the Nominating and Governance Committee, with the assistance of an independent third-party search firm, has determined to recommend, and the Board to nominate, Barbara Mair for election as a Director at the 2022 Annual Meeting. Ms. Mair’s executive leadership roles, experience in the higher education industry in Mexico and experience with technology companies make her well qualified to serve as a director. The Board expects Ms. Mair to bring a fresh perspective and added skills and experience to help the Board effectively oversee management and to implement the Company’s long-term strategy.

2    Laureate Education, Inc.

As a result of this process, Brian F. Carroll and Michael J. Durham are not nominees for reelection and will conclude their service as Directors at the 2022 Annual Meeting. The Board is grateful to Messrs. Carroll and Durham for their dedication, service and contributions as Directors of our Company.

The Board of Directors intends to decrease the size of the Board of Directors from ten to nine members effective as of the date of the 2022 Annual Meeting.

The names of the nominees for election to the Board of Directors and certain information about such nominees are set forth below. All Directors nominated are independent except for Mr. Serck-Hanssen. For information concerning the number of shares of common stock beneficially owned by each nominee, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Andrew B. Cohen
Age: 50 Director since: 2013 Committees: Compensation	Mr. Cohen is the chief investment officer and co-founder of Cohen Private Ventures, LLC, which invests long-term capital, primarily in direct private investments and other opportunistic transactions, and manages family office activities, on behalf of Steven A. Cohen. From 2002 to 2005 and from 2010 to 2014, Mr. Cohen was an analyst and portfolio manager at S.A.C. Capital Advisors, L.P., an investment management firm and the predecessor to Cohen Private Ventures, LLC. From 2005 to 2009, Mr. Cohen was a managing director and partner of Dune Capital Management LP, an investment management firm. Mr. Cohen began his career at Morgan Stanley, where he was an analyst in the real estate department and principal investing group (MSREF) and then an associate in the mergers and acquisitions group after business school. Mr. Cohen currently is a director of Republic First Bancorp, Inc. and serves as a member of the boards of directors of several private companies. He also serves on the National Advisory Board of the Johns Hopkins Berman Institute of Bioethics and the Painting and Sculpture Committee of The Whitney Museum of American Art. Mr. Cohen earned a B.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania.

William L. Cornog
Age: 57 Director since: 2017 Committees: Compensation Nominating & Corporate Governance (Chair)	Mr. Cornog joined KKR Capstone, a consulting firm that provides services to KKR portfolio companies, in 2002 and currently serves as the managing partner of KKR Capstone. Mr. Cornog serves as a member of KKR’s Americas, EMEA, APAC, Infrastructure, TMT Growth Portfolio Management, Investment & Distribution and Valuation Committees. Prior to joining KKR Capstone, Mr. Cornog was with Williams Communications Group as the senior vice president and general manager of network services. Prior to Williams Communications Group, Mr. Cornog was a partner at The Boston Consulting Group. Mr. Cornog also has worked in direct marketing with Age Wave Communications and in marketing and sales positions with SmithKline Beckman. Mr. Cornog currently is a director of Channel Control Merchants and Optir, private companies in which KKR is an investor. Mr. Cornog earned a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Pedro del Corro
Age: 64 Director since: 2017 Committees: Compensation Education	Mr. del Corro is a member of Torreal, S.A. (“Torreal”), one of the largest private investment firms in Spain. He joined Torreal in 1990 and is currently a Senior Advisor and Member of the Family Counsel. Prior to joining Torreal, Mr. del Corro held various positions with Procter & Gamble in Spain, Belgium, the United Kingdom and Portugal. Mr. del Corro currently is a director of each of Arbarin Sicav, S.A., Inversiones Naira Sicav, S.A., and Austral Capital SIL, S.A. In the past five years, he has served as a member of the boards of directors of Universidad Europea de Madrid, S.L.U., Imagina Media Audiovisual, S.L. and Saba Infraestructuras. Mr. del Corro earned a law degree from the Universidad de Deusto and a business administration degree from ICADE Business School — Universidad Pontificia de Comillas.

2022 Proxy Statement    3

Kenneth W. Freeman Chairman
Age: 71 Director since: 2017 Chairman since: 2019 Committees: Audit Compensation Education	Mr. Freeman has been Dean Emeritus and Professor of the Practice at Boston University Questrom School of Business since 2018 and served as the Allen Questrom Professor and Dean from 2010 to 2018. Since January 2022, Mr. Freeman has served as the Interim Vice President and Associate Provost for Online Learning Initiatives at Boston University and was Interim Vice President for Human Resources at Boston University in 2020 and 2021. In 2005, Mr. Freeman joined KKR, a global alternative asset manager, engaging primarily with the healthcare and industrial teams. From 2010 through 2014, Mr. Freeman served as a senior advisor to KKR. Prior to joining KKR, Mr. Freeman was chairman and chief executive officer of Quest Diagnostics Incorporated from 1997 through 2004. In 1995 and 1996, Mr. Freeman was the president and chief executive officer of Corning Clinical Laboratories, the predecessor company to Quest Diagnostics Incorporated. Prior to that, he served in various general management and financial roles with Corning Incorporated. Mr. Freeman currently is a director of Production Resource Group, LLC, Emsi Burning Glass, WBUR, and the Higher Ambition Leadership Alliance. In the past five years, Mr. Freeman has served as chairman of the board of trustees of Bucknell University. Mr. Freeman earned a B.S.B.A. from Bucknell University and an M.B.A. from Harvard Business School.

Barbara Mair New Director Nominee
Age: 60 Director since: —	Ms. Mair has been a partner of Smart Force, a provider of digital business solutions, since 2019. Before then, Ms. Mair was a partner of Workforce Digital, a robotic process automation company, from 2018 to 2019 and a partner in Muktek, a provider of coding bootcamp programs, from 2017 to 2019. From 2012 to 2015, Ms. Mair served as the chief executive officer of Universidades Aliat, a network of universities in Mexico, where she first joined as chief operating officer in 2011. Before then, Ms. Mair served as a partner of Medida y Compas S.C., a strategic consulting firm, from 2003 to 2010 and held general manager roles at HP from 2002 to 2003 and at Compaq Computer Corporation from 1993 to 2002. Ms. Mair began her career at Unisys, where she held various systems, marketing, and sales management positions from 1984 to 1993. Ms. Mair has served on various public, private and nonprofit boards of directors in Mexico since 2001. Ms. Mair earned a B.A. from Dartmouth College and a Masters of Technology in Education from University of British Columbia.

George Muñoz
Age: 70 Director since: 2013 Committees: Audit (Chair) Compensation	Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. Mr. Muñoz also has been a partner in the Chicago-based law firm Tobin & Muñoz, LLC since 2002. Mr. Muñoz served as the president and chief executive officer of the Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was the chief financial officer and assistant secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. Mr. Muñoz served three terms as president of the Chicago Board of Education in the mid-1980s. Mr. Muñoz has taught courses in globalization at Georgetown University and is co-author of the book “Renewing the American Dream: A Citizen’s Guide for Restoring of Competitive Advantage.” Mr. Muñoz currently is a director of each of Marriott International, Inc. (and a member of its audit committee), Altria Group, Inc. and Anixter International, Inc. (and a member of its compensation committee), and a trustee of the National Geographic Society. Mr. Muñoz earned a B.B.A. from the University of Texas, a J.D. and a Master of Public Policy from Harvard University, and an LL.M. in Taxation from DePaul University.

4    Laureate Education, Inc.

Dr. Judith Rodin
Age: 77 Director since: 2013 Committees: Education (Chair) Nominating & Corporate Governance	Dr. Rodin served as the president of The Rockefeller Foundation from March 2005 to January 2017. The foundation supports efforts to combat global social, economic, health and environmental challenges. From 1994 to 2004, Dr. Rodin served as the president of the University of Pennsylvania. Before that, Dr. Rodin chaired the Department of Psychology at Yale University, and also served as the dean of the Graduate School of Arts and Sciences and provost, and served as a faculty member at the university for 22 years. From 1997 to 2013, Dr. Rodin served as a member of the board of directors of AMR Corporation (and a member of its audit committee). From 2002 to 2018, Dr. Rodin served as a member of the board of directors of Comcast Corporation (and a member of its audit and compensation committees). From 2004 to 2017, Dr. Rodin served as a member of the board of directors of Citigroup Inc. (and a member of its compensation committee). Dr. Rodin currently advises and speaks globally on education, resilience, impact investing and philanthropy. Dr. Rodin earned a B.A. from the University of Pennsylvania and a Ph.D. from Columbia University.

Eilif Serck-Hanssen President and Chief Executive Officer
Age: 56 Director since: 2018	Mr. Serck-Hanssen has served as our Chief Executive Officer since 2018 and took on the additional title of President in July 2019. From March to December 2017, Mr. Serck-Hanssen served as our President and Chief Administrative Officer, as well as our Chief Financial Officer. From 2008 through March 2017, Mr. Serck-Hanssen served as our Executive Vice President and Chief Financial Officer. From February to July 2008, Mr. Serck-Hanssen served as chief financial officer and president of international operations at XOJET, Inc. In 2005, Mr. Serck-Hanssen was part of the team that founded Eos Airlines, Inc., a premium airline, and until February 2008, Mr. Serck-Hanssen served as its executive vice president and chief financial officer. Prior to starting Eos Airlines, Mr. Serck-Hanssen served in several financial executive positions at US Airways, Inc. (now American Airlines, Inc.) and Northwest Airlines, Inc. (now Delta Airlines, Inc.), including serving as a senior vice president and treasurer of US Airways, Inc. Prior to joining the airline industry, Mr. Serck-Hanssen spent over five years with PepsiCo, Inc. in various international locations and three years with PricewaterhouseCoopers LLP (formerly Coopers & Lybrand Deloitte) in London. He is an Associate Chartered Accountant (ACA) and a member of the Institute of Chartered Accountants in England and Wales. Mr. Serck-Hanssen earned a B.A. from the University of Kent at Canterbury (United Kingdom), a B.S. from the Bergen University College (Norway) and an M.B.A. from the University of Chicago Booth School of Business.

Ian K. Snow
Age: 52 Director since: 2007 Committees: Nominating & Corporate Governance	Mr. Snow is chief executive officer and a co-founding partner of Snow Phipps Group, LLC (“Snow Phipps”), a private equity firm. Prior to the formation of Snow Phipps in April 2005, Mr. Snow was a managing director at Ripplewood Holdings L.L.C., a private equity firm, where he worked from its inception in 1995 until March 2005. He currently serves as a director of each of the following private companies in which Snow Phipps holds an equity interest: Blackhawk Industrial Distribution, Inc., Brook &Whittle Limited, Cascade Environmental LLC, DecoPac, Inc., ECRM, LLC, Electric Guard Dog, LLC, FeraDyne Outdoors, LLC, HCTec, Inc., Ideal Tridon Holdings, Inc., Kele, Inc. and Teasdale Foods, Inc. From 1996 until 2007, Mr. Snow served as a member of the board of directors of Asbury Automotive Group, Inc. (and, from 2006 until 2007, a member of its audit committee). Mr. Snow earned a B.A. from Georgetown University.

2022 Proxy Statement    5

Corporate Governance

Directors Designated by Certain of the Wengen Investors under the Wengen Securityholders Agreement

Our Board of Directors currently consists of ten persons, three of whom are designated pursuant to the amended and restated securityholders agreement, dated February 6, 2017 and as amended on October 28, 2021 (the “Wengen Securityholders Agreement”), among the Company, Wengen Alberta, Limited Partnership, an Alberta limited partnership and our controlling stockholder (“Wengen”), and certain other parties thereto. Under the Wengen Securityholders Agreement, each of the following is entitled to designate one of our directors so long as each owns at least 5,357,143 shares held through or acquired from Wengen: (i) Cohen Private Ventures, LLC (together with its affiliates, “CPV”), and (ii) Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”). Mr. Cohen currently serves as the CPV-designated director, and Mr. Cornog currently serves as the KKR-designated director. Pursuant to the Wengen Securityholders Agreement, in the event that either of CPV or KKR ceases to own its respective minimum number of shares, the director designee selected by such party shall offer his or her resignation and such party shall no longer be entitled to designate a director to our Board of Directors. The Wengen Securityholders’ Agreement does not terminate upon the dissolution of Wengen.

Additionally, the Wengen Securityholders Agreement provides that for so long as either CPV or KKR holds at least 8,035,713 shares of Company common stock, KKR and CPV collectively (or one of them if the other has lost its director designation right) will have the right to nominate one additional director (the “Third Director”) who will initially be Mr. Snow and who may be removed or replaced at any time without cause by CPV or KKR (or one of them if the other has lost its existing director designation right). In the event that CPV and KKR each ceases to be the beneficial owner of at least 8,035,713 shares of Company’s common stock, then the Third Director must offer his resignation as a director to the Company’s Board of Directors, and CPV and KKR thereafter will no longer be entitled to designate a Third Director.

Director Independence

Pursuant to our Corporate Governance Guidelines, our Board of Directors evaluated the independence of all Directors and our new Director nominee based on the Nasdaq definition of independence. The Nasdaq rules require that determinations regarding the independence of directors are made by the boards of directors of listed companies. The Nasdaq rules characterize an independent director as a director who is not an executive officer or employee of the company and who does not have a relationship that, in the opinion of the board of directors, would interfere with exercising independent judgment in carrying out a director’s responsibilities. The Nasdaq rules also contain certain categorical standards that serve as prohibitions against directors with certain specified relationships being considered independent.

After careful review of the information provided by each director and nominee whose independence was being evaluated, and upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors affirmatively determined that all of the Director nominees are independent under Nasdaq rules for purposes of serving as a Director, except for Mr. Serck-Hanssen, our President and Chief Executive Officer.

Loss of Controlled Company Status

On October 28, 2021, following Wengen’s partial distribution of shares of the Company’s common stock to certain of its investors, we lost our “controlled company” status and the corresponding ability to utilize certain corporate governance exemptions under Nasdaq rules. Although the Company is permitted a transition period to phase into the new corporate governance requirements applicable to non-controlled companies, as of April 15, 2022, a majority of our Board of Directors consisted of independent directors and our Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors under Nasdaq rules.

Board Diversity

Except with respect to the directors designated pursuant to the Wengen Securityholders Agreement, as documented in the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee takes into account a candidate’s experience, integrity, expertise, diversity, independence, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties in evaluating candidates who may be able to contribute to the Board as a whole — all in the context of an assessment of the perceived needs of the Board at that point in time. While the

6    Laureate Education, Inc.

Company does not have a stand-alone diversity policy in place, and the Board does not make any particular weighting of diversity or any other characteristic when evaluating director nominees, the Board believes that its membership should reflect a diversity of experience, gender, race, ethnicity and age. As of our record date, 20 percent of our directors were women or racially or ethnically diverse individuals. We believe that our current directors possess diverse professional experiences, skills and backgrounds, in addition to, among other characteristics, high standards of personal and professional ethics and valuable knowledge of our business and our industry.

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605.

Board Diversity Matrix

(As of March 28, 2022)

Total Number of Directors	10

Gender	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	1	9	–	–

Number of directors who identify in any of the categories below:

African American or Black	–	–	–	–

Alaskan Native or Native American	–	–	–	–

Asian	–	–	–	–

Hispanic or Latinx	–	1	–	–

Native Hawaiian or Pacific Islander	–	–	–	–

White	1	8	–	–

Two or More Races or Ethnicities	–	–	–	–

LGBTQ+	–

Did not Disclose Demographic Background	–

Board Leadership Structure

Our Board of Directors currently is led by an independent director, Kenneth W. Freeman, Chairman of the Board. Our Bylaws and Corporate Governance Guidelines permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. This flexibility allows our Board of Directors to decide, from time to time, in its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interest of the stockholders, whether the two roles should be combined or separated. Our Board of Directors believes that our stockholders are best served at this time by having an independent director serve as Chairman of the Board. Our Board of Directors believes that this leadership structure effectively allocates authority, responsibility and oversight between management and members of our Board of Directors. The Chief Executive Officer retains primary responsibility for the operational leadership and strategic direction of the Company, while the Chairman facilitates our Board’s oversight of management and promotes communication between senior management and Directors.

Board Attendance

During 2021, our Board of Directors held nine meetings and its committees collectively held 24 meetings. All of our Directors attended at least 75% of Board and applicable committee meetings in 2021. Directors are expected to attend all Board and Committee meetings, as well as our annual meeting of stockholders. Each current Director attended the 2021 annual meeting of stockholders.

Board Committees

Our Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Committee on Education.

2022 Proxy Statement    7

The Audit Committee meets with our independent auditors to, among other things: (i) review whether the Company follows satisfactory accounting procedures and whether our internal accounting controls are adequate; (ii) review and discuss any critical audit matters identified by the independent auditor in connection with its audit; (iii) monitor audit and non-audit services performed by the independent auditors; (iv) approve fees charged by the independent auditors; and (v) perform all other oversight and review of Laureate’s financial reporting process. The Audit Committee also reviews the performance of the independent auditors and annually selects the firm of independent auditors to audit Laureate’s financial statements. Additionally, the Audit Committee has oversight of our enterprise risk management program and cybersecurity and receives quarterly reports from management on these subjects. The Audit Committee currently consists of Messrs. Muñoz, Durham and Freeman, who each have sufficient knowledge in financial and auditing matters under Nasdaq rules. Further, the Board of Directors has determined that Mr. Muñoz, who serves as the Chair of the Audit Committee, is an “audit committee financial expert.” In addition, the Board of Directors has affirmatively determined that each of Messrs. Muñoz, Durham and Freeman and Ms. Mair meets the definition, for an Audit Committee member, of an “independent director” for purposes of the independence requirements of Rule 10A-3 of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”) and the Nasdaq listing rules. There were ten meetings of the Audit Committee during 2021.

The Compensation Committee reviews and advises our Board of Directors on the Company’s overall compensation philosophy, policies and plans, reviews and approves the compensation for the Chief Executive Officer and the other executive officers of Laureate and generally reviews benefits and compensation for all officers and employees. The Compensation Committee also administers our equity plans and approves grants of equity awards. The Compensation Committee currently consists of Messrs. Carroll, Cohen, Cornog, del Corro, Freeman and Muñoz, each of whom meets the conditions of “independence” for a member of the Compensation Committee in accordance with the Nasdaq listing rules, with Mr. Carroll serving as the current Chair. There were six meetings of the Compensation Committee during 2021.

The Nominating and Corporate Governance Committee develops and recommends to the Board of Directors criteria for selecting qualified director candidates, identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors candidates for election to the Board of Directors, considers committee member qualifications, appointment and removal, recommends corporate governance principles, promotes and assesses the Company’s stated public benefit and activities as a public benefit corporation, and provides oversight in the evaluation of the Board of Directors and each committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Cornog, Durham and Snow and Dr. Rodin, each of whom qualifies as an “independent director” in accordance with the Nasdaq listing rules. Mr. Cornog serves as the current Chair of the Nominating and Corporate Governance Committee. There were four meetings of the Nominating and Corporate Governance Committee during 2021.

The Committee on Education reviews and advises our Board of Directors regarding academic matters and policies, as well as new education products and technologies. The Committee on Education currently consists of Messrs. del Corro and Freeman and Dr. Rodin, with Dr. Rodin serving as the current Chair. There were four meetings of the Committee on Education during 2021.

Each of the above Committees has adopted a written charter, which has been approved by our Board of Directors. Copies of the charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at http://investors.laureate.net under “Leadership & Governance.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2021, no member of the Compensation Committee (i) had a relationship with us other than as a Director and, in certain cases, a stockholder or (ii) was (A) an officer or employee or a former officer, (B) a participant in a “related person” transaction or (C) an executive officer of another entity where one of our executive officers served on the Board of Directors. See “Certain Relationships and Related Party Transactions, and Director Independence” for a discussion of certain transactions to which affiliates of the members of the Compensation Committee were party.

8    Laureate Education, Inc.

Code of Conduct and Ethics

The Company has adopted a code of conduct and ethics (the “Code of Conduct”) that applies to all of its employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code of Conduct is available on our website at http://investors.laureate.net under “Leadership & Governance.” If the Company ever were to amend or waive any provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations, if any, under applicable Securities and Exchange Commission (“SEC”) rules with respect to any such waiver or amendment by posting such information on our website at http://investors.laureate.net rather than by filing a Current Report on Form 8-K.

Board Oversight of Risk Management

Our Board of Directors is actively engaged in overseeing the Company’s risk management. Our Board of Directors’ role in risk oversight of the Company is consistent with the Company’s leadership structure, with the President and CEO and other members of our executive leadership team having responsibility for assessing and managing the Company’s risk exposure and our Board of Directors and its committees providing oversight in connection with those efforts. Our Board of Directors exercises these responsibilities regularly as part of its meetings and also through its committees, each of which examines various components of risk as part of its responsibilities. Our Board of Directors regularly reviews the Company’s risk management program and processes.

The Audit Committee, among other things, has responsibility for oversight of risk management and in connection therewith (i) reviews with our President and CEO and CFO any report on significant deficiencies in the design or operation of our internal controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in our internal controls identified to the auditors, and any fraud that involves management or other employees who have a significant role in our internal controls; (ii) reviews and approves any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties; (iii) provides oversight of the Company’s ethics and compliance activities; (iv) discusses with management and our independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies; (v) discusses with management the Company’s enterprise risk management program and major financial and other risk exposures and the steps management has taken to monitor and control such exposures; (vi) reviews with the Company’s Chief Legal Officer and reports to our Board of Directors on litigation, material government investigations and compliance with applicable legal requirements and the Code of Conduct; and (vii) receives regular cybersecurity updates.

The Compensation Committee, among other things, monitors and assesses the risks associated with the Company’s compensation programs and policies and consults with its independent compensation consultant and with management regarding such risks.

The Nominating and Corporate Governance Committee, among other things, reviews on an ongoing basis the adequacy of the corporate governance principles applicable to the Company.

The Committee on Education, among other things, reviews on an ongoing basis and monitors risk associated with accreditation, academic quality, program development, student experience and outcomes, faculty development and technology infrastructure with respect to of all of the Company’s institutions.

While our Board of Directors and its committees oversee key risk areas, the Company’s executive leadership team is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies.

We have developed a consistent, systemic and integrated approach to risk management, including the risk management program, to help determine how best to identify, manage and mitigate significant risks throughout the Company. Management regularly reports to our Board of Directors and its committees on a variety of risks, including strategic, operational, financial, legal, regulatory and cybersecurity risks, as well as the risks to the Company, its business and its students, faculty and employees due to the COVID-19 pandemic, and the efforts of management to address and mitigate such risks.

2022 Proxy Statement    9

Environmental, Social and Governance Matters

For more than 20 years, we have remained committed to making a positive impact in the communities we serve, by providing accessible, high-quality undergraduate, graduate, and specialized degree programs. We believe in the power of education to change lives and know that when our students succeed, countries prosper, and societies benefit.

In 2015, we redomiciled in Delaware as a public benefit corporation as a demonstration of our long-term commitment to our mission to benefit our students and society by expanding access to quality, higher education. In 2017, we became the first public benefit corporation publicly listed on any stock exchange in the world. We continually strive to achieve the highest standards of verified social and environmental performance, public transparency and legal accountability that balances profit and purpose for the benefit of all stakeholders.

This was most recently observed through our response to the COVID-19 pandemic, when we not only demonstrated great resilience of our business, but also the broader impact of our people. Across Laureate’s operations in Mexico and Peru, thousands of students, faculty and staff met the moment, using their skills and expertise to support local communities disproportionally impacted by the pandemic. This included offering free medical and psychological services, designing a range of inventions (including a mechanical lung ventilator and sanitizing equipment for hospital uniforms and food deliveries), and donating educational resources and technology to young school students. In addition, our faculty served as national spokespeople on a range of public health topics, and our students served on the frontline in testing, administering vaccines, and caring for those who tested positive for COVID-19.

We also provided additional scholarships to thousands of students who needed Wi-Fi access and other resources in order to continue their learning, and provided financial assistance to impacted employees through our COVID-19 Employee Relief Fund.

While our commitment to serving communities was evident throughout the pandemic, this has been a core element of our culture since our company was founded. In 2021 alone, we provided more than $220 million in scholarships and discounts to make quality higher education more accessible, and more than 30,000 members of local communities received care at one of our free or low-cost health clinics.

Looking ahead, we are taking steps to further expand and embed our commitment to environmental, social and governance efforts and plan to incorporate a rigorous analysis of our impact in our public reporting and our broader corporate narrative.

10    Laureate Education, Inc.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our compensation philosophy, objectives, material elements of compensation, and the factors and process used in making compensation decisions with respect to our fiscal year 2021 named executive officers (“NEOs”) listed below.

NEOs	Title

Eilif Serck-Hanssen	President and Chief Executive Officer

Richard M. Buskirk(1)	Senior Vice President and Chief Financial Officer

Marcelo Barbalho Cardoso(2)	Executive Vice President and Chief Operating Officer

Timothy P. Grace(3)	Chief Human Resources Officer

Richard H. Sinkfield III	Chief Legal Officer and Chief Ethics & Compliance Officer

Jean-Jacques Charhon(4)	Former Executive Vice President and Chief Financial Officer

(1)	Mr. Buskirk was appointed Senior Vice President and Chief Financial Officer effective April 1, 2021.

(2)	Mr. Cardoso was appointed Executive Vice President and Chief Operating Officer effective May 28, 2021.

(3)	Mr. Grace served as Chief Human Resources Officer until April 8, 2022.

(4)	Mr. Charhon resigned from his position with the Company effective April 1, 2021.

The discussion regarding the 2021 compensation of our NEOs is divided into four sections.

Page:

Executive Summary	11

Compensation Governance	12

Executive Compensation Program	13

Policies and Other Considerations	22

Executive Summary

2021 was a year of strong performance and structural transformation for Laureate, reflecting favorable COVID-19 recovery trends in the Mexico and Peru higher education markets. Our total enrollments at the end of 2021 were above levels prior to the start of the pandemic, which further highlights the resiliency of our business model. The most critical strategic and operational priorities for us during 2021, under the leadership of our NEOs, were achieved, such as driving financial performance, expanding margins, improving our balance sheet, and maximizing academic quality and successful student outcomes.

For the full year 2021, we performed strongly, with solid year-over-year growth, and significantly increased both our margins and free cash flow generation. Despite the challenges of the pandemic, we continued to deliver uninterrupted quality education across all of our institutions in Mexico and Peru, while demonstrating industry leadership in digital and hybrid delivery modes. In 2021, new enrollments increased 15% and total enrollments were up 15% compared to the prior fiscal year, bringing our total enrollments in Mexico and Peru to 388,500 by the end of 2021.

During 2021, we made significant progress on our strategic review to unlock stockholder value, an initiative we first announced in January 2020 (the “Strategic Review”), having completed the sales of our Brazil and Walden businesses. Following the completion of these divestitures, we repaid our corporate debt obligations and returned nearly $1.8 billion of capital to our stockholders in 2021 through shares repurchases and special cash distributions.

We believe that our executive compensation program is straightforward, consistent, and effective. The primary focus of our compensation philosophy is to pay for performance. We believe that our programs are effectively designed, align well with the interests of our stockholders and are instrumental to achieving our business strategy and key financial objectives. Our programs also have the flexibility to incorporate feedback, changes in our operations and strategy and evolving compensation practices that are important to us and our stockholders.

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In early 2021, to better reflect current operational goals and priorities and given uncertainties related to the global pandemic, the Compensation Committee implemented design changes to the annual cash incentive plan program and long term-incentive performance share unit awards. We also adopted an enhanced incentive compensation clawback for senior leaders.

Despite continued COVID-19 related challenges, we exceeded our 2021 financial goals set in our annual incentive plan program and paid out 172.5% of target bonus given our strong results. We also achieved 2021 targets under our performance share unit grants and vested 100% of the 2021 tranches. Additionally, to acknowledge significant contributions related to the successful execution of the Strategic Review, the Compensation Committee determined to award additional cash bonuses to the NEOs (excluding Mr. Charhon). For further details regarding 2021 compensation outcomes, under “— Executive Compensation Program,” see “— Annual Incentive Plan — 2021 AIP Outcomes,” “— Additional Cash Bonuses” and “— Long-Term Incentive Plan: Stock-Based Compensation — 2021 PSU Outcomes.”

The Compensation Committee believes that the 2021 compensation of our NEOs is commensurate with our size and performance, the significant scope of their roles and responsibilities, and their strong leadership, as well as their successful execution of strategic priorities.

Compensation Governance

Highlights of Governance and Design Feature

We are committed to sound executive compensation policies and practices, as highlighted in the following table.

What we do:

✓	Align pay with performance

✓	Award annual incentive compensation subject to the achievement of pre-determined performance goals

✓	Incorporate multiple performance metrics within our variable pay components

✓	Set challenging performance objectives

✓	Incorporate payout caps for performance-based incentives

✓	Consider guidance from an independent compensation consultant

✓	Maintain stock ownership guidelines for executive officers

✓	Maintain an executive severance policy

✓	Maintain a clawback policy

What we do NOT do:

✘	Guarantee bonus payouts

✘	Provide excessive executive perquisites

✘	Award equity grants with “single-trigger” accelerated vesting

✘	Accelerate vesting of equity awards for retirement

✘	Provide for change in control tax gross-ups

✘	Provide supplemental executive retirement or medical plans

✘	Offer payment of dividends for unearned equity awards

✘	Allow any hedging or pledging transactions

12    Laureate Education, Inc.

Pay Governance Process

The Compensation Committee is actively engaged in the compensation process to ensure appropriate compensation governance. The majority of compensation earned by our NEOs is a function of corporate financial and operational performance and individual performance against pre-established goals. Our executive officers have line of sight and considerable impact on the achievement of these goals. Our CEO, management and the Compensation Committee, in consultation with the Compensation Committee’s independent compensation consultant, ensure thorough oversight regarding the amount and form of executive compensation via the following pay governance processes:

Role	Management	Chief Executive Officer	Compensation Committee	Independent Compensation Consultant
Set CEO Target Compensation	–	–	Approve	Advise
Set Other NEO Target Compensation	–	Recommend	Approve	Advise
Design Cash and Equity Incentive Programs (Metrics, Targets and Award Opportunities)	Develop	Recommend	Approve	Advise
Authorize Equity Grants and Cash Incentive Payouts	Recommend	Review	Approve	Review

Independent Compensation Committee Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant since September 2019. Meridian reports directly to the Compensation Committee and does not provide any other services to the Company. Upon assessment of independence pursuant to SEC rules, the Compensation Committee concluded that no conflict of interest arose from this relationship. In its capacity as the Compensation Committee’s independent compensation consultant, Meridian provided insight to the Compensation Committee on certain regulatory requirements and compensation governance practices, assisted with the development of conceptual designs for equity and cash incentive compensation programs and for an enhanced clawback policy, and provided to the Compensation Committee relevant alternatives to consider when making compensation decisions for the CEO and other NEOs.

Consideration of Non-Binding Advisory Stockholder Vote on Compensation

In making executive compensation determinations, the Compensation Committee also considers the results of the non-binding, advisory stockholder votes on our executive compensation program. Our stockholders approved our executive compensation program by over 99% of votes cast on the say-on-pay proposal in our 2021 Proxy Statement. The Compensation Committee is mindful of our stockholders’ endorsement of the Compensation Committee’s past decisions and policies and has maintained its general approach to executive compensation for decisions made to date. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation program.

Executive Compensation Program

Compensation Philosophy, Strategy and Principles

We design motivational incentives for our leaders to align their interests with three main priorities that are also important to our investors:

•	value creation and delivery through superior operating performance;

•	a clear emphasis on long-term organizational financial stability and viability; and

•	securing and safeguarding the talent to manage and continue to achieve our stated business objectives.

We use a diverse set of equity and cash incentives realizable upon achievement against performance targets. Each incentive is selected to encourage the right behaviors and results for our success in the near- and long-term. Additionally, our program provides our Compensation Committee the flexibility to reward individual performance not reflected in pre-established performance goals, including to reward contributions to special Company initiatives and expanded responsibilities. Moreover, our program discourages our executives from taking excessive risk and encourages them to model, in an ethical way, our values, culture and mission, which is to expand access to quality higher education to make the world a better place.

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The following four guiding principles further shape our executive compensation program:

•	target compensation is designed to be competitive and reflective of the competitive value of the job in the marketplace;

•	the majority of actual compensation is at risk, with no guaranteed payout;

•	levels of pay at risk are correlated with increasing levels of responsibility and impact; and

•	pay must simultaneously motivate ethical decision making, educational excellence, acting with integrity and exceptional performance.

NEO Pay

Target compensation levels for our executive officers are not dictated by any specific percentile of the market. Rather, the Compensation Committee considers such data in addition to the following factors to establish target pay levels:

•	the need to attract and retain high-caliber talent;

•	the degree to which each executive officer has consistently delivered results;

•	internal pay equity;

•	each executive’s tenure, skills and experience;

•	expected contributions of each executive;

•	future potential; and

•	achievement of previously established corporate performance objectives.

Executive Compensation Pay Components

Fixed vs. Variable Pay

Our executive compensation program is predominantly composed of three main components: base salary, an annual incentive plan and a long-term equity incentive plan. To ensure alignment with our pay for performance philosophy, we focus our executive compensation program on variable pay while still providing competitive fixed base salaries to promote both short-term and long-term retention and performance.

Pay Mix

The graphs below show the Annual Total Target Compensation for our CEO and Average Annual Target Compensation for other NEOs (excluding our CEO) at year end 2021, in each case excluding the value of special equity or additional cash awards.

Base Salary

The base salary of our NEOs is intended to provide a competitive fixed element of income to reward responsibility, experience, skills and competencies relative to the market, while effectively managing our overall fixed expenses. Annual salary increases, if any, are reviewed based on performance from the prior year by the Compensation Committee.

14    Laureate Education, Inc.

In February 2021, the Compensation Committee reviewed the base salary of each of our NEOs and determined, in light of the Strategic Review and uncertainties resulting from the ongoing global pandemic, to maintain the base salary of each NEO at their 2020 levels, representing the third year of no salary increase for Messrs. Serck-Hanssen, Grace and Charhon.

On April 1, 2021, Mr. Buskirk was appointed to the position of Senior Vice President and Chief Financial Officer and received a promotion increase in base salary to $380,000. On May 28, 2021, Mr. Cardoso was appointed to the position of Executive Vice President and Chief Operating Officer and received a promotion increase in base salary to R$1,900,000 (approximately US$353,115 based on an average foreign currency exchange rate of BRL to USD for 2021 at 0.18585).

Annual Incentive Plan

Our annual incentive plan (“AIP”) is intended to recognize measures of overall company performance and profitability. Both individual and organizational targets are designed to be challenging, but attainable.

The AIP Target Amount for each NEO is based on a percentage of base salary. The actual AIP payment depends on both organizational and individual performance and is calculated using the following formula:

The organizational multiplier for executives with corporate responsibility is based on Laureate’s overall business results. The organizational multiplier for executives with regional responsibility is generally based on their regional results. In addition, for 2021, a G&A Bonus Modifier (defined below) was implemented, which depending on the outcome could reduce or increase the annual incentive award amount by up to 30%.

The four selected metrics used to determine the organizational multiplier for the AIP, as defined in the table below, focus executives on the financial sustainability of the organization: Adjusted Financing EBITDA, Revenues, New Enrollment (an education industry metric) and Unlevered Free Cash Flow.

Financial Metric	Definition

Adjusted Financing EBITDA

Similar to Adjusted EBITDA (defined below), Adjusted Financing EBITDA excludes the impact of foreign currency exchange rates as compared to the spot exchange rates assumed in our internal budgets and certain extraordinary or nonrecurring items, which the Compensation Committee believes are not indicative of ongoing results. The Compensation Committee believes that Adjusted Financing EBITDA is an important measure in evaluating management’s success in positioning the Company for sustainable profitability, a primary goal.

Adjusted EBITDA is defined as income (loss) from continuing operations, before equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on sale or disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, loss (gain) on derivatives, loss on debt extinguishment, interest expense and interest income, plus depreciation and amortization, share-based compensation expense, loss on impairment of assets and expenses related to our Excellence-in-Process enterprise wide initiative to optimize and standardize Laureate’s processes to enable sustained growth and margin expansion. Adjusted EBITDA is a non-GAAP measure.

Revenues	Fees generated from our provision of educational services and products before any costs or expenses are deducted. Year-to-year growth in revenues indicates a strong base for future growth.

New Enrollment	The number of students who enroll in an academic program for the first time or students who return to their academic program after an absence of at least two years. New enrollment indicates that there is continued interest in our institutions and can be a leading indicator of future revenue levels.

Unlevered Free Cash Flow	Operating cash flow less capital expenditures, adding back net cash interest (a non-GAAP measure).

In order to reflect 2021 operational goals and priorities and given uncertainties related to the global pandemic, the Compensation Committee made several changes to the design of the 2021 AIP:

•

Adjusted the percentage weighting of the 2021 AIP performance metrics for the organizational multiplier from prior years as shown in the below table. While each of the Revenues and New Enrollment metrics is critical to

2022 Proxy Statement    15

our ability to grow over the long term, Adjusted Financing EBITDA was weighted the heaviest for 2021 because of the Compensation Committee’s focus on sustainable profitability. Additionally, because of the Compensation Committee’s focus on growth components, the weighting of Unlevered Free Cash Flow was decreased compared to the prior year.

Performance Metric	Prior Year Weighting	2021 Weighting

Adjusted Financing EBITDA	30%	40%

Revenues	20%	30%

New Enrollments	20%	20%

Unlevered Free Cash Flow	30%	10%

•	Adjusted the thresholds of Adjusted Financing EBITDA from 90% to 85% and Revenues from 95% to 90%, to reflect greater uncertainty in the marketplace.

•

Implemented a bonus modifier for certain AIP participants, including the NEOs, which would increase or reduce the total bonus amount earned by up to 30% to encourage achievement of targeted ongoing corporate general and administrative (“G&A”) expenses excluding costs associated with corporate rightsizing in connection with ongoing operations following completion of the Strategic Review (“G&A Bonus Modifier”).

•

To counteract any incentive to achieve the G&A Bonus Modifier at the expense of the Company’s internal controls, established an override such that, if any material weakness existed in 2021, bonuses earned under the 2021 AIP would be reduced by 30%.

The 2021 AIP was designed so that a multiplier would be applied to the respective weight of each metric, which proportionally reduced or increased a participant’s award depending upon the extent to which the goal for each metric was missed or exceeded, as applicable, and as set forth in the table below. For performance percentages between the levels set forth in the table, the resulting payout percentage is interpolated on a linear basis.

Levels of Performance	Percent Payout	Performance Against Plan	Adjusted Financing EBITDA	Revenues	New Enrollments	Unlevered Free Cash Flow

		Weight	40%	30%	20%	10%

Maximum	200%	Percent of Target	115%	110%	115%	120%

Target	100%	Value for 100% Payout	Target	Target	Target	Target

Threshold	0%	Percent of Target	85%	90%	85%	80%

Generally, our overall incentive awards are capped at 200% of target; however, the Compensation Committee has discretion to adjust such caps based on individual performance for the year. Considerations affecting evaluation of individual performance may include extraordinary economic or business conditions, the state of the business, deviations from forecasted business targets that are unrelated to the executive’s performance and other external factors that, in the CEO’s judgment (or the Compensation Committee’s judgment in the case of the CEO’s individual performance), may have affected our financial and operating results. The Compensation Committee also considers constructive strategic issues that have long-term consequences, such as positive student outcomes like job placement and on-time graduation, achieving the highest academic and operational standards and regulatory compliance. The NEOs also are rewarded, through the individual performance component, for important strategic contributions, such as building succession plan pipelines and high-performance cultures.

Notwithstanding the changes in the 2021 AIP compared to prior years as described above, the Compensation Committee thought it was important to maintain certain features in the 2021 AIP that have been included in the AIP for prior years, such as: (i) had we achieved less than the 85% threshold of the Adjusted Financing EBITDA goal, none of the NEOs would have received any AIP award, (ii) the individual performance multiplier of 20% was capped at 200% achievement and could not exceed the organizational multiplier, and (iii) if the Company achieved below the threshold percentage for any metric (besides the Adjusted Financing EBITDA goal which is a condition for any AIP award), then the portion of the AIP award dependent on such metric would be entirely deducted from an NEO’s total 2021 AIP award opportunity.

16    Laureate Education, Inc.

Certain Adjustments in Measuring Performance

In measuring financial performance for purposes of our incentive compensation programs, the Compensation Committee focuses on the fundamentals of the underlying business performance and adjusts for items that are not indicative of ongoing results. For example, Adjusted Financing EBITDA, Unlevered Free Cash Flow (for the corporate level metric) and Revenue measures are expressed in constant currencies (i.e., excluding the effects of foreign currency translation) because we believe that period-to-period changes in foreign exchange rates can cause our reported results to appear more or less favorable than business fundamentals indicate. The Compensation Committee’s approach to other types of adjustments is subject to pre-established guidelines, including materiality, and is designed to provide clarity and consistency as to how it views the business when evaluating performance. Charges and credits that may be excluded from Adjusted Financing EBITDA include strategic items (such as restructurings, acquisitions and divestitures) and regulatory items (such as changes in law or tax or accounting rules), and charges and credits that may be excluded from Adjusted Financing EBITDA and Unlevered Free Cash Flow include certain extraordinary and non-recurring items (such as natural disasters or social unrest).

2021 AIP Outcomes

At the end of each fiscal year when results are available, all organizational multipliers, the individual performance multipliers of each NEO, for 2021 the G&A multipliers and the overall annual incentive award for each NEO are reviewed and approved by the Compensation Committee.

AIP payments reflect the Compensation Committee’s assessment of each NEO’s individual performance and our overall performance when measured against the goals established by the Compensation Committee for 2021 of Adjusted Financing EBITDA, Revenues, New Enrollments, Unlevered Free Cash Flow, Corporate G&A run-rate and individual objectives.

For Messrs. Serck-Hanssen, Buskirk, Grace and Sinkfield, 2021 AIP awards were measured, in part, based on corporate level performance results. The following table contains the goal for each operational metric used to determine the organizational multiplier component of the AIP awards earned in respect of 2021 performance by the corporate NEOs.

Performance Metric - Corporate	Target	Weighted Target as % of Award	Weighted Target as % of Corporate Component	2021 Actual Performance(1)	2021 Actual Payout %

Organizational multiplier metrics

Adjusted Financing EBITDA*	$ 450.2	32%	40%	$ 548.4	80%

Revenues*	$ 2,159.6	24%	30%	$ 2,246.8	42%

New Enrollments	390,080	16%	20%	418,800	30%

Unlevered Free Cash Flow*	$ 239.1	8%	10%	$ 306.9	20%

		80%	100%		172%

*	In millions
(1)	Reflects the combined effects for business units within continuing operations and discontinued operations (assuming full year ownership for any assets sold during the period).

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For Mr. Cardoso, 42% of the organizational multiplier component of his 2021 AIP award was based on the performance of the Brazil business for which he had primary responsibility until its sale on May 28, 2021, while 58% of the organizational multiplier component was based on corporate level performance as a result of his promotion from CEO, Brazil to Executive Vice President and Chief Operating Officer of the Company.. The resulting combined organizational multiplier reflecting Brazil and Corporate performance for Mr. Cardoso was 175%, and the resulting combined actual award was 175% of Mr. Cardoso’s target award. The following table contains the goal for each operational metric used to determine the Brazil component of the organizational multiplier for the AIP award earned in respect of 2021 performance by Mr. Cardoso.

Performance Metric - Brazil	Target	Weighted Target as % of Award	Weighted Target as % of Corporate Component	2021 Actual Performance	2021 Actual Payout %

Organizational multiplier metrics

Adjusted Financing EBITDA*	$ 11.2	32%	40%	$ 34.1	80%

Revenues*	$ 193.7	24%	30%	$ 203.4	40%

New Enrollments	103,260	16%	20%	120,680	40%

Unlevered Free Cash Flow*	$ (13.2)	8%	10%	$ 19.1	20%

		80%	100%		180%

*	In millions

In determining the 2021 AIP payments, the Compensation Committee considered 2021 results with respect to each performance metric and as a percentage of the applicable corporate goal. In particular, the Compensation Committee took into account that the Company, despite the ongoing challenges associated with the COVID-19 pandemic, exceeded budgeted expectations across all performance metrics. The Compensation Committee believes that the approved individual performance multiplier of 175% and above-target 2021 payouts for the NEOs, as shown in the table below, appropriately reflect the significant achievements of management in navigating through the pandemic, concluding the Company’s Strategic Review with the closings of the Brazil and Walden divestitures, returning capital to stockholders, and outperforming key budgeted performance metrics. The table below provides information relating to the 2021 target and actual AIP payments for each of the NEOs.

Executive	Bonus Salary Amount ($)	AIP Target Award as % of 2021 Year-End Salary	Target 2021 AIP Award ($)	Approved Individual Performance Multiplier	Actual Award ($)	Actual Award as a % of Target Award

Eilif Serck-Hanssen	850,000	130%	1,105,000	175%	1,906,611	172.5%

Richard M. Buskirk(1)	380,000	100%	380,000	175%	655,667	172.5%

Marcelo Barbalho Cardoso(2)	353,115	100%	353,115	175%	618,770	175.2%

Timothy P. Grace	500,000	80%	400,000	175%	690,176	172.5%

Richard H. Sinkfield III	420,000	75%	315,000	175%	543,514	172.5%

Jean-Jacques Charhon(3)	—	—	—	—	—	—

(1)	In connection with Mr. Buskirk’s promotion to Senior Vice President and Chief Financial Officer as of April 1, 2021, he received a promotion increase in target annual bonus to 100% of base salary.

(2)	Mr. Cardoso’s bonus was based 42% on the Brazil business results and 58% corporate performance.

(3)	Mr. Charhon resigned from his position with the Company effective April 1, 2021 and therefore was not eligible to receive an award under the 2021 AIP.

The G&A Bonus Modifier resulted in a 3.6% increase to the 2021 AIP Actual Award shown in the above table for each NEO, as follows: Mr. Serck-Hanssen - $68,638; Mr. Buskirk - $23,604; Mr. Cardoso - $23,594; Mr. Grace - $24,846; and Mr. Sinkfield - $19,566.

18    Laureate Education, Inc.

Additional Cash Bonuses

To recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the AIP and under special circumstances, our Committee Compensation may, in its discretion and often in consultation with the Board of Directors, approve additional cash awards to employees, including the NEOs. At appropriate times the Compensation Committee determines whether any such awards are deemed warranted and, if so, in what amount. In 2021, the Committee used additional cash bonuses to reward important contributions, efforts and leadership in connection with the Strategic Review and related initiatives. In light of specific accomplishments achieved by our current NEOs, the Compensation Committee determined that it was appropriate to award 2021 additional cash bonuses as follows:

•

To recognize Mr. Cardoso’s significant contributions to the sale process for our Brazil business, Mr. Cardoso was awarded a bonus payment of $350,000, which amount, for retention purposes, is subject to repayment in full if Mr. Cardoso terminates his relationship with the Company before May 28, 2022.

•

To recognize significant contributions to the Strategic Review process during 2021, Messrs. Serck-Hanssen, Buskirk and Sinkfield were awarded the following bonus payments: Mr. Serck-Hanssen - $2,000,000; Mr. Buskirk - $666,667; and Mr. Sinkfield - $666,667.

•	To recognize Mr. Grace’s significant contribution to organization transformation efforts during 2021 necessitated by the Strategic Review, Mr. Grace was awarded a bonus payment of $400,000.

Long-Term Incentive Plan: Stock-Based Compensation

The Laureate Education, Inc. Amended and Restated 2013 Long-Term Incentive Plan (as amended and restated from time to time, the “2013 Plan”) was established for the benefit of officers, employees and certain directors of the Company and its subsidiaries, as well as for others performing consulting or advisory services for the Company. The purpose of the 2013 Plan has been to provide incentives that will attract, retain and motivate high performing officers, employees, directors and consultants by providing them with appropriate incentives to maximize stockholder value and contribute to the long-term success of the Company. We have granted long-term equity awards under the 2013 Plan consistent with the view that stock-based incentive compensation opportunities play a key role in our being able to recruit, motivate and retain qualified individuals. While our compensation packages generally include a number of different components, we believe that equity compensation is key to linking pay to performance and aligning executives with stockholders, as it encourages employees to work toward our success and aligns their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock.

Our stock-based compensation is intended to be a significant portion of NEO compensation to create a link between executive compensation and our long-term performance, thereby creating alignment between executive and stockholder interests. The Compensation Committee believes that the best way to align compensation of our NEOs with long-term growth and profitability is to design long-term incentive compensation (“LTI”) that is, to a great degree, dependent upon Company performance.

We believe that the use of both performance-based and time-based awards, as described below, creates a strong focus on executive motivation, performance and retention.

•

Performance Share Units (“PSUs”) – 50% of LTI: Historically, PSUs vested in equal annual installments over a three-year period, subject to achievement of annual Adjusted EBITDA targets. In early 2021, in light of the ongoing Strategic Review and the global pandemic, the Compensation Committee approved an updated PSU grant design to better align with the Company’s focus on continued growth by increasing enrollment along with a focus on cost savings initiatives and increased margins. Under the new PSU grant design, the first two years of vesting are subject to Adjusted EBITDA Margin and Total Enrollment targets, and the third year of vesting is subject to continued employment with the Company on the vesting date. All unvested PSUs are forfeitable upon termination of employment prior to vesting. PSUs do not provide voting or dividend rights until the units are vested and settled in shares of our common stock.

•

Restricted Stock Units (“RSUs”) – 50% of LTI: Time-based RSUs vest in three equal annual installments on December 31 of the year of grant and the two subsequent years, subject to continued employment on each applicable vesting date. All unvested RSUs are forfeitable upon termination of employment prior to vesting. RSUs do not provide voting or dividend rights until the units are vested and settled in shares of our common stock.

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For additional information on all 2021 and outstanding equity grants to the NEOs, see the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table under “Executive Compensation Tables.”

Our NEOs also may receive equity grants at the time of hire or for recognition and retention, promotions or other purposes. The equity award value, vesting requirements and type of award for these ad hoc grants may vary depending on the purpose of the grant. In connection with Mr. Cardoso’s promotion to Executive Vice President and Chief Operating Officer, his annual target LTI award was increased to 150% of his annual base cash compensation. Accordingly, on May 28, 2021, Mr. Cardoso was granted 7,951 PSUs and 7,951 RSUs, with terms as described above.

2021 PSU Outcomes

In March 2022, the Compensation Committee determined, based on the Company’s 2021 audited consolidated financial statements, that 100% vesting under the following PSUs that were granted on an annual basis to certain executives, including the NEOs, had been achieved with respect to 2021 performance: (1) PSUs granted in 2019 and 2020, with 2021 performance goals based on Adjusted Financing EBITDA, taking into account permitted adjustments, and (2) PSUs granted in 2021, with 2021 performance goals based on Total Enrollment and Adjusted EBITDA Margin.

Accordingly, the 2021 tranche of the PSUs granted in 2019, 2020 and 2021 vested and were settled in shares of our common stock in March 2022.

Benefits

We provide various employee benefit programs to our NEOs, including medical, dental, life/accidental death and dismemberment, and disability insurance benefits, and our 401(k) Retirement Savings Plan. These benefit programs are generally available to all of our U.S.-based full-time employees. Mr. Serck-Hanssen also was provided with individual supplemental executive long-term disability coverage in 2021.

Severance Pay Arrangements and Retention/Bonus Transaction Agreements

Severance Policy

The Company’s Severance Policy for Executives (the “Executive Severance Plan”), which applies to all current NEOs, provides severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (i) prior to a “change in control,” by the Company other than for “cause;” and (ii) on or within the 12-month period after a “change in control,” by the Company other than for “cause” or by the executive officer for “good reason.” For a detailed description of the Executive Severance Plan, see “— Executive Compensation Tables — Potential Payments upon Termination or Change in Control.”

NEO Severance Arrangements.

At the time Mr. Serck-Hanssen was hired as our Executive Vice President and Chief Financial Officer in 2008, the Compensation Committee thought it appropriate to authorize Mr. Serck-Hanssen’s written offer of employment to include a provision entitling Mr. Serck-Hanssen to a lump sum severance benefit in the event that we terminate his employment without cause.

At the time Mr. Charhon was hired, the Compensation Committee determined that it was appropriate to authorize a written offer of employment that included a provision entitling him to a severance benefit in the event of a termination of employment without cause and other than for disability. Mr. Charhon resigned in April 2021 and accordingly was not eligible for severance benefits.

Mr. Cardoso and the Company entered into an Independent Contractor and Consultant Agreement for Mr. Cardoso’s continuing services as Executive Vice President and Chief Operating Officer (the “Cardoso Agreement”) effective upon the Company’s sale of its Brazil business on May 28, 2021 and Mr. Cardoso’s resulting termination of employment with the Company’s Brazil subsidiary. The Cardoso Agreement details Mr. Cardoso’s annual cash compensation, annual target cash bonus, annual target long-term equity incentive award and severance benefits. Pursuant to such agreement, Mr. Cardoso remains eligible to receive severance and equity acceleration benefits pursuant to his retention/transaction bonus agreement (described below) and any other applicable severance policy, provided, however, that any future severance will be reduced by the severance

20    Laureate Education, Inc.

amount he received in connection with his termination of employment with the Company’s Brazil subsidiary upon the Company’s sale of Brazil.

NEO Retention Bonus Agreements

In 2020, in connection with the Strategic Review, changes to severance arrangements were implemented through individual letter agreements that the Company entered into with certain executives, including the NEOs, and by amendment to the Executive Severance Plan.

The 2020 letter agreements provided that if an NEO is terminated without “cause” or resigns with “good reason” either prior to the completion of the Strategic Review or within 12 months following the end of the Strategic Review, (1) the NEO will receive the same benefits that the NEO would have received upon a qualifying termination of employment on or following a change in control under the Executive Severance Policy (2) all outstanding equity awards then held by the participant under the 2013 Plan will receive the same treatment as such equity awards would have received upon a qualifying termination on or following a change in control (i.e., full accelerated vesting of unvested equity awards). In addition, the NEOs are eligible to receive a pro rata annual bonus (based on target) for the year of a qualifying termination of employment on or following a change in control under the Executive Severance Plan.

Further, the 2020 letter agreements provided for a cash retention bonus program contingent upon achieving key performance targets and is payable, if achieved, on the earlier of a change in control or the date on which our Board of Directors determines that the Strategic Review is complete. The amount of the retention bonus will be determined based on the applicable target amount for each NEO, which is 75% of the NEO’s 2020 base salary, the length of the Strategic Review and the total value to stockholders. For Messrs. Serck- Hanssen, Buskirk and Grace, the actual retention bonus amount will be adjusted up or down in a range of 0% to 200% of target based generally on total return to the Company’s stockholders and on the earlier of when our Board of Directors determines that the Strategic Review is ended and the date of the termination of the NEO (the “Valuation Date”) occurs. For Mr. Sinkfield, 50% of the actual retention bonus amount will be adjusted up or down in a range of 0% to 200% of target based generally on total return to the Company’s stockholders and when the Valuation Date occurs and 50% will be paid based on a prorated portion of target based on when the Valuation Date occurs. Under this program, if an NEO is terminated without “cause” or resigns with “good reason” before the end of the Strategic Review, then the NEO would be eligible to receive a lump sum pro rata award. As a result of his resignation from his position effective April 1, 2021, which was not for “good reason”, Mr. Charhon is not eligible for an award under the cash retention bonus program.

In December 2021, our Board of Directors determined, pursuant to the 2020 retention letter agreements, that the Valuation Date for purposes of determining the amount of bonus, if any, each participant would earn was April 7, 2022. Accordingly, on April 7, 2022, it was determined that the threshold target total return to the Company’s stockholders had not been achieved. Therefore, no amounts were earned by Messrs. Serck-Hanssen, Buskirk, Grace and Sinkfield under such performance-based bonus. Under the time-based bonus component of Mr. Sinkfield’s retention bonus, as of the Valuation Date, Mr. Sinkfield earned $284,375.

Finally, in accordance with the 2020 retention letter agreements, the severance terms described above will continue for one year after the Valuation Date and will terminate on April 7, 2023.

See “—Executive Compensation Tables — Potential Payments upon Termination or Change in Control” for a discussion of the severance benefits available to our NEOs.

During 2021, Mr. Cardoso was eligible for a regional retention/transaction bonus, under which a special bonus was payable upon the earlier of July 31, 2021 and the date of the closing of a transaction that resulted in the Company having sold all or substantially all of its interest in or assets of the Company’s Brazil segment. Mr. Cardoso earned such retention/transaction bonus as of May 28, 2021, the date of the closing of the sale of Brazil. The bonus was equal to $322,782, which was 75% of his 2019 base salary.

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Policies and Other Considerations

Stock Ownership Guidelines

We recognize the importance of utilizing quantifiable standards to ensure that our executives’ personal financial interests are in close alignment with those of our stockholders. To that end, our Director & Executive Officer Stock Ownership and Retention Guidelines (the “Stock Ownership Guidelines”) require executives, including our NEO’s, to have stock ownership levels as follows: five times annual base salary for our CEO and three times annual base salary for all other executives.

The following are considered when determining if an executive has met these guidelines:

•	Common stock owned exclusively by the NEO, jointly with his or her spouse, or in a trust for the benefit of members of his or her family; and

•	the in-the-money portion of vested, unexercised stock options.

The following are not considered:

•	unvested or unearned performance-vesting shares/units;

•	unvested or previously exercised stock options; and

•	underwater stock options.

Until such guidelines are met and as each award is exercised, vested or earned, the CEO is expected to retain 75% of net profit shares and other NEOs are expected to retain 50% of net profit shares.

Anti-Hedging and Anti-Pledging Policy

Laureate prohibits employees, executive officers and directors from engaging in any form of hedging transaction or holding Laureate securities in margin accounts, or pledging Laureate securities as collateral for loans.

Compensation Program Risk Considerations

Management, the Compensation Committee and the Compensation Committee’s independent compensation consultant have reviewed and considered our compensation plans and practices for all of our employees and do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. We utilize many design features that mitigate the possibility of encouraging excessive risk-taking behavior. Among these design features are the following:

•	reasonable goals and objectives that are well-defined and communicated;

•	a strong recoupment (“clawback”) policy;

•	balance of short- and long-term variable compensation tied to a mix of financial and operational objectives;

•	market-aligned severance policy for executives that does not have automatic single-trigger equity vesting;

•	prohibition on executive officers and directors engaging in any form of hedging transaction or holding Laureate securities in margin accounts, or pledging Laureate securities as collateral for loans;

•	retaining an independent compensation consultant for the Compensation Committee;

•	capping annual incentive plan payouts;

•	stock ownership guidelines; and

•	the Compensation Committee’s ability to exercise downward discretion in determining payouts.

Clawback Policy

Under the Company’s Executive Incentive Compensation Recoupment Policy, also known as a “clawback” policy, executives who violate confidentiality, non-competition, and non-solicitation agreements forfeit any outstanding awards under the 2013 Plan and must return any gains realized from awards prior to the violation. These provisions serve to protect our intellectual property and human capital and help ensure that executives act in the best interests of Laureate and its investors.

22    Laureate Education, Inc.

In 2021, to further promote a culture of accountability within our organization and alignment between the interests of our senior management and our stockholders, we sought to develop even more robust clawback practices. After considering our compensation programs and reviewing current best practices, the Board adopted a new Incentive Compensation Clawback Policy that provides us with an additional basis to recoup cash or equity-based incentive compensation from certain members of our senior management, including our executive officers. The new Clawback Policy provides for the recovery or cancellation of excessive incentive-based compensation from a covered employee if the Compensation Committee determines that incentive compensation was overpaid, in whole or in part, as a result of a restatement of reported financial results for any reason (other than a change in accounting rules or policy or applicable law). It allows for recovery or cancellation of an overpayment of an award if the restatement occurs within three years after publication of the audited financial statements that have to be restated.

We plan to revise these clawback polices to be consistent with the final rules implementing the requirements of the Dodd-Frank Act.

Tax and Accounting Implications

As part of its role, the Compensation Committee considers the tax and accounting impacts reflected in our financial statements when establishing our compensation plans. The forms of compensation it selects are intended to be cost efficient. Under GAAP, the cash AIP awards and performance-based equity awards result in “accrual” accounting, which means that the estimated payout of the award, along with any changes in that estimate, are recognized over the performance period. Our ultimate expense will equal the value earned by and paid to the executives. Therefore, the ultimate expense is not determinable until the end of the performance period.

Additionally, the Compensation Committee considers whether the forms of compensation it selects are tax deductible compensation consistent with our philosophies of aligning pay with performance and the interests of our NEOs with those of our investors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

COMPENSATION COMMITTEE

Brian F. Carroll, Chair

Andrew B. Cohen

William L. Cornog

Pedro del Corro

Kenneth W. Freeman

George Muñoz

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Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs for 2021, 2020 and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Eilif Serck-Hanssen President and Chief Executive Officer	2021 2020 2019	850,000 765,708 850,000	2,000,000 1,000,000 —	2,550,017 2,550,020 1,862,500	— — 621,075	1,906,611 988,975 1,689,589	12,309 12,159 12,009	7,318,937 5,316,862 5,035,173

Richard M. Buskirk Senior Vice President and Chief Financial Officer	2021	375,000	666,667	380,019	—	655,667	8,700	2,086,053

Marcelo Barbalho Cardoso(6) Executive Vice President and Chief Operating Officer	2021	423,654	350,000	516,554	—	941,552	519,216	2,750,975

Timothy P. Grace Chief Human Resources Officer	2021 2020 2019	500,000 462,812 500,000	400,000 — —	400,010 400,010 292,159	— 97,423	690,176 358,000 611,616	8,700 8,550 8,400	1,998,886 1,229,372 1,509,598

Richard H. Sinkfield III Chief Legal Officer and Chief Ethics & Compliance Officer	2021 2020	420,000 379,647	666,667 333,000	315,021 215,532	— —	543,514 231,103	8,700 8,550	1,953,902 1,167,832

Jean-Jacques Charhon Former Executive Vice President and Chief Financial Officer	2021 2020 2019	166,153 555,375 600,000	— — —	— 1,500,014 1,107,358	— — 369,203	— 537,000 917,424	13,468 8,550 8,400	179,621 2,600,939 3,002,385

(1)

For Messrs. Serck-Hanssen and Grace, salary rates in 2021 were unchanged from 2020, but 2020 rates reflected voluntary temporary salary reductions taken in light of the impact of the COVID-19 pandemic on the Company. Mr. Cardoso’s salary was prorated in 2021 based on the effective date of his promotion to Executive Vice President and Chief Operating Officer as of May 28, 2021. Mr. Sinkfield’s salary rate in 2021 was unchanged from 2020, but his 2020 rate was prorated based on the effective date of his July 2020 promotion to Chief Legal Officer and Chief Ethics & Compliance Officer. Mr. Charhon’s 2021 salary represents salary payments made through his termination of employment with the Company on April 9, 2021.

(2)

For 2021, the Compensation Committee granted additional cash bonuses to each of the NEOs (other than Mr. Charhon) in recognition of their significant respective contributions. See “—Compensation Discussion and Analysis — Additional Cash Bonuses.” Mr. Cardoso’s bonus is subject to repayment in full if Mr. Cardoso terminates his relationship with the Company before May 28, 2022.

(3)

Reflects the grant date fair value of awards, which is an estimated value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (“ASC 718”). For a discussion of the assumptions related to the calculation of this value, refer to Note 11, Share-based Compensation and Equity, in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)

For 2021, represents amounts earned under the 2021 AIP, and for Mr. Cardoso also includes the Cardoso Retention/Transaction Bonus of $322,782 earned upon the closing of the sale of our Brazil business.

(5)

For 2021, for Messrs. Serck-Hanssen, Buskirk, Grace and Sinkfield, includes $8,700 contributed pursuant to our 401(k) matching program and, for Mr. Serck-Hanssen, includes $3,609 for executive supplemental disability plan premiums. For Mr. Cardoso includes: $454,641 Brazil statutory and other severance payments made in connection with Mr. Cardoso’s termination of employment with the Company’s Brazil subsidiary upon the Company’s sale of its Brazil business on May 28, 2021, $35,372–annual car allowance, $15,856–health insurance premiums, $10,818–life insurance premiums, and miscellaneous amounts for meal vouchers and transportation. For Mr. Charhon in 2021, includes unused accrued vacation time in connection with his resignation.

(6)

All amounts for Mr. Cardoso are based on an average foreign currency exchange rate of Brazil Real to U.S. Dollar for 2021 at 0.18585, except for Mr. Cardoso’s additional cash bonus payment under the “Bonus” column above, which was based on U.S. Dollars.

24    Laureate Education, Inc.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements.    We have entered into offer letters, promotion letters, or employment or consulting agreements with each of the NEOs, which provide for an NEO’s base salary or fee as of the commencement of employment or engagement or upon promotion, the target annual incentive and the long-term incentive equity awards. See “—Compensation Discussion and Analysis—Base Salary” for more information regarding these base salaries for the NEOs.

Annual Incentive Awards.    In 2021, annual cash incentive awards were granted under the 2021 AIP, with the target amount for each NEO based on a percentage of salary. The actual AIP payment depends on both organizational and individual performance. See “—Compensation Discussion and Analysis — Annual Incentive Plan” for more information regarding the 2021 AIP.

Additional Cash Bonuses.    In 2021, the Compensation Committee awarded additional cash bonuses to our NEOs to reward them for important contributions, efforts and leadership in connection with the Strategic Review and related initiatives. See “—Compensation Discussion and Analysis — Additional Cash Bonuses” for more information regarding these bonuses.

Long-Term Incentive Awards.    In 2021, the Company granted annual long-term incentive awards to the NEOs in the form of PSUs and RSUs, as described below. Each award is subject to continued employment on each applicable vesting date (with limited exceptions for termination of employment due to death, permanent disability and qualifying termination following a change in control). See “—Compensation Discussion and Analysis — Long-Term Incentive Plan: Stock-Based Compensation” for more information regarding these awards.

•

PSUs. Two-thirds of the annual grant PSUs will be eligible to vest based upon achievement of the applicable performance goals (Adjusted EBITDA Margin and Total Enrollment) for each of fiscal year 2021 and 2022 and one third is time based and vests on March 15, 2024.

•	RSUs. The annual grant RSUs vest in three equal annual installments beginning on December 31, 2021.

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Grants of Plan-Based Awards in 2021

The following table sets forth information regarding grants of plan-based awards to our NEOs in 2021:

Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)*
Name	Grant Date	Award Type		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Eilif Serck-Hanssen		AIP	(1)	0	1,105,000	2,210,000	—	—	—	—	—	—	—
	4/02/21	PSUs		—	—	—	0	60,888	—	—	—	—	849,996
	4/02/21	RSUs		—	—	—	—	—	—	121,778	—	—	1,700,021
Richard M. Buskirk		AIP	(1)	0	380,000	760,000	—	—	—	—	—	—	—
	4/02/21	PSUs		—	—	—	0	9,074	—	—	—	—	126,673
	4/02/21	RSUs		—	—	—	—	—	—	18,148	—	—	253,346
Marcelo Barbalho Cardoso		AIP	(1)	0	353,115	706,230	—	—	—	—	—	—	—
	4/02/21	PSUs		—	—	—	0	6,786	—	—	—	—	94,733
	4/02/21	RSUs		—	—	—	—	—	—	13,574	—	—	189,493
	5/28/21	PSUs		—	—	—	0	5,300	—	—	—	—	77,433
	5/28/21	RSUs		—	—	—	—	—	—	10,602	—	—	154,895
Timothy P. Grace		AIP	(1)	0	400,000	800,000	—	—	—	—	—	—	—
	4/02/21	PSUs		—	—	—	0	9,551	—	—	—	—	133,332
	4/02/21	RSUs		—	—	—	—	—	—	19,103	—	—	266,678
Richard H. Sinkfield III		AIP	(1)	0	315,000	630,000	—	—	—	—	—	—	—
	4/02/21	PSUs		—	—	—	0	7,522	—	—	—	—	105,007
	4/02/21	RSUs		—	—	—	—		—	15,044	—	—	210,014
Jean-Jacques Charhon	—	—		—	—	—	—	—	—	—	—	—	—

*

Represents the grant date fair value of awards, which is an estimated value computed in accordance with ASC 718. For a discussion of the assumptions related to the calculation of this value, refer to Note 11, Share-based Compensation and Equity, in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of RSUs includes the grant date fair value of the time-based portion of PSUs.

(1)	Represents the threshold, target and maximum payout opportunities under the 2021 AIP. See “—Compensation Discussion and Analysis — Annual Incentive Plan” for more information regarding the 2021 AIP.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, PSUs and RSUs that were granted to our NEOs under our 2013 Plan and have not vested as of the end of 2021.

For option awards, the table provides the number of shares underlying both exercisable and unexercisable options, the exercise price and the expiration date. For stock unit awards, the table provides the total number of unvested units and the aggregate market value of shares of stock issuable upon vesting of these unvested units. We computed the market value of stock unit awards by multiplying the fair market value of our common stock at December 31, 2021 ($12.24) by the number of units. Stock options generally have a ten-year term and must have an exercise price of no less than fair market value on the date of grant, which is the closing price of our common stock on Nasdaq on the date of grant. However, in connection with equitable adjustments made to outstanding stock options as a result of special cash distributions paid by us to our stockholders in October and December 2021 of $7.01 per share and $0.58 per share, respectively, the exercise prices of stock options were reduced by the distribution amounts. The value of our stock options to each grantee is entirely dependent on stock price appreciation beyond the date of grant and the ability to sell the shares acquired upon exercise of options.

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Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eilif Serck-Hanssen	10/02/13	254,776	—	—	$9.85	10/02/23	—	—	—	—
	6/14/17	57,937	—	—	$10.30	6/14/27	—	—	—	—
	3/07/18	84,774	—	—	$6.38	3/07/28	—	—	—	—
	3/06/19	102,657	—	—	$7.31	3/06/29	—	—	27,777	$339,990
	3/10/20	—	—	—	—	—	24,567	$300,700	49,134	$601,400
	4/02/21	—	—	—	—	—	91,334	$1,117,928	60,888	$745,269
Richard M. Buskirk	5/14/15	7,232	—	—	$9.85	5/14/25	—	—	—	—
	5/02/16	2,803	—	—	$9.85	5/02/26	—	—	—	—
	6/14/17	4,028	—	—	$10.30	6/14/27	—	—	—	—
	3/07/18	5,825	—	—	$6.38	3/07/28	—	—	—	—
	3/06/19	7,729	—	—	$7.31	3/06/29	—	—	2,091	$25,594
	3/10/20	—	—	—	—	—	1,887	$23,097	3,774	$46,194
	9/02/20	—	—	—	—	—	20,000	$244,800	—	—
	4/02/21	—	—	—	—	—	13,611	$166,599	9,074	$111,066
Marcelo Barbalho Cardoso	9/13/12	18,000	—	—	$24.33	9/13/22	—	—	—	—
	10/02/13	11,650	—	—	$9.85	10/02/23	—	—	—	—
	6/14/17	2,776	—	—	$10.30	6/14/27	—	—	—	—
	3/07/18	9,697	—	—	$6.38	3/07/28	—	—	—	—
	3/06/19	13,656	—	—	$7.31	3/06/29	—	—	3,695	$45,227
	3/10/20	—	—	—	—	—	3,415	$41,800	6,830	$83,599
	4/02/21	—	—	—	—	—	10,181	$124,615	6,786	$83,061
	5/28/21	—	—	—	—	—	7,952	$97,332	5,300	$64,872
Timothy P. Grace	5/29/18	12,887	—	—	$7.96	5/29/28	—	—	—	—
	3/06/19	16,103	—	—	$7.31	3/06/29	—	—	4,357	$53,330
	3/10/20	—	—	—	—	—	3,854	$47,173	7,708	$94,346
	4/02/21	—	—	—	—		14,328	$175,375	9,551	$116,904
Richard H. Sinkfield III	10/02/13	12,692	—	—	$9.85	10/02/23	—	—	—	—
	3/04/15	1,293	—	—	$9.85	3/04/25	—	—	—	—
	5/02/16	520	—	—	$9.85	5/02/26	—	—	—	—
	6/14/17	1,457	—	—	$10.30	6/14/27	—	—	—	—
	3/07/18	4,523	—	—	$6.38	3/07/28	—	—	—	—
	3/06/19	5,642	—	—	$7.31	3/06/29	—	—	1,526	$18,678
	3/10/20	—	—	—	—	—	1,518	$18,580	3,036	$37,161
	9/11/20	—	—	—	—	—	728	$8,911	1,455	$17,809
	4/02/21	—	—	—	—	—	11,283	$138,104	7,522	$92,069
Jean-Jacques Charhon	—	—	—	—	—	—	—	—	—	—

2022 Proxy Statement    27

(1)	Represents vested time- and performance-based options. Stock options have not been granted since 2019.

(2)	Represent unvested time-based RSUs and the unvested time-based portion of the 2021 PSUs with vesting dates as follows:

	3/15/22	12/31/22	12/31/23	3/15/24
Eilif Serck-Hanssen	—	55,011	30,445	30,445
Richard M. Buskirk	20,000	6,424	4,537	4,537
Marcelo Barbalho Cardoso	—	9,458	6,045	6,045
Timothy P. Grace	—	8,630	4,776	4,776
Richard H. Sinkfield III	—	6,007	3,761	3,761

(3)	Calculated based on the $12.24 closing price of our common stock on December 31, 2021.

(4)	Represents unvested PSUs subject to annual performance targets as follows:

	2021	2022

Eilif Serck-Hanssen	82,788	55,011

Richard M. Buskirk	8,515	6,424

Marcelo Barbalho Cardoso	13,153	9,458

Timothy P. Grace	12,986	8,630

Richard H. Sinkfield III	7,532	6,007

Option Exercises and Stock Vested During 2021

The following table includes certain information with respect to stock options exercised during fiscal year 2021 by the NEOs and the vesting of RSUs and PSUs held by NEOs during 2021.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)

Eilif Serck-Hanssen	—	—	152,425	$2,050,503

Richard M. Buskirk	—	—	13,590	$179,572

Marcelo Barbalho Cardoso	—	—	21,980	$292,332

Timothy P. Grace	—	—	23,614	$317,343

Richard H. Sinkfield III	—	—	12,203	$161,092

Jean-Jacques Charhon	19,947	$12,966	37,689	$548,752

(1)	Represents PSUs that vested on March 15, 2021, upon certification of the achievement of the applicable 2020 performance goals and RSUs that vested on December 31, 2021.

(2)

In addition, in connection with equitable adjustments made to outstanding equity awards as a result of special cash distributions paid by the Company to stockholders in October and December 2021 of $7.01 per share and $0.58 per share, respectively, the following cash dividend equivalent payments were made with respect to RSUs vesting on December 31, 2021: Mr. Serck-Hanssen–$522,951, Mr. Buskirk–$56,690, Mr. Cardoso–$85,805, Mr. Grace–$82,025, Mr. Sinkfield–$51,377.

(3)	Calculated by multiplying the number of shares by the closing price of our stock on the last trading day immediately prior to the vesting date.

Potential Payments upon Termination or Change in Control

The narrative description below reflects potential payments to each of our NEOs, other than Mr. Charhon, assuming various termination of employment events, including on or following a change in control event, as of December 31, 2021. In the case of Mr. Charhon, because he resigned before December 31, 2021 and did not receive any separation benefits in connection with his departure, Mr. Charhon is excluded from this discussion.

28    Laureate Education, Inc.

Severance Payments

Messrs. Serck-Hanssen, Buskirk, Cardoso and Grace are entitled to severance payments under the 2020 retention letter or retention/transaction agreements entered into in connection with the Strategic Review, and, with respect to Mr. Sinkfield, under the Executive Severance Plan. In accordance with the terms of the Cardoso Agreement, Mr. Cardoso will have any future severance payment reduced by the amount of the statutory severance he received due to the termination of his employment with our Brazil subsidiary upon the sale of our Brazil business on May 28, 2021. See “—Compensation Discussion and Analysis—Severance Pay Arrangements and Retention/Bonus Transaction Agreements” for more information.

For all NEOs, any severance payments are conditioned upon the NEOs executing a general release of claims in favor of the Company, which includes standard restrictive covenants, including a two-year covenant not to compete.

Involuntary Termination (other than in connection with a Change in Control or during or following the Strategic Review). The severance benefit for Mr. Serck-Hanssen under his offer letter and the Executive Severance Plan is equal to one and a half times his (i) annual base salary at the annual rate in effect on the date of termination of employment plus (ii) annual target bonus. For the NEOs other than Mr. Serck-Hanssen, the severance benefit multiple is one times the annual base salary plus the annual target bonus. Mr. Serck-Hanssen would receive the severance payment in a lump-sum whereas the other NEOs would receive the amount in equal installments over 12 months.

The NEO subject to a qualifying termination, and his or her eligible dependents, also would be entitled to coverage under the Company’s group medical benefit programs on the same terms as the Company provides to similarly situated executives for up to 18 months (in the case of Mr. Serck-Hanssen) or up to 12 months (in the case of all other NEOs) following a qualifying termination. In addition, the NEO would be entitled to receive outplacement assistance for nine months.

Involuntary Termination Without Cause or Resignation for Good Reason on or following a Change in Control or during or following the Strategic Review. NEOs are not entitled to cash severance benefits solely upon a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the NEO for “good reason” are increased if the termination occurs in connection with a “change in control.” If the “qualifying termination” occurs during the 12-month period on or following a “change in control,” the severance benefit for Mr. Serck-Hanssen is a lump sum equal to two times his annual base salary and annual target bonus. For all other NEOs, the multiple is one and a half times the relevant amount. In addition, the NEO will be entitled to receive an amount equal to the NEO’s annual target bonus for the year during which the termination of NEO was effective, prorated based on the number of days the NEO was employed during that year. All of the NEOs also would be entitled to coverage under the Company’s group medical benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months following a qualifying termination.

Under the terms of the 2020 retention letter agreements executed by the Company with each NEO (other than Mr. Sinkfield, who is subject to the amended terms of the Executive Severance Plan), in the event that either prior to the end of the Strategic Review or during the 12-month period on or following the end of the Strategic Review such NEO is involuntarily terminated by the Company without “cause” or the NEO resigns for “good reason”, the NEO will be entitled to the same severance payments that the NEO would have received under the Executive Severance Plan if the Company were to terminate the NEO’s employment other than for cause or the NEO resigned for good reason following a change of control.

For each of our NEOs, “good reason” generally means the occurrence of any of the following without the NEO’s consent: (i) a material diminution in base salary; (ii) a substantial diminution in authority, duties and responsibilities; or (iii) a relocation by more than 50 miles from the NEO’s principal location in which the NEO is required to perform services; provided, however, that in any event, such event is not cured within the applicable notice period.

For each of our NEOs, “cause” generally means (i) gross negligence or willful malfeasance in connection with the performance of his or her duties; (ii) conviction of, or pleading guilty or nolo contendere to, any felony; (iii) theft, embezzlement, fraud or other similar conduct by the executive in connection with the performance of his or her duties; or (iv) a willful and material breach of any other applicable agreements including, without limitation, engaging in any action in breach of any applicable restrictive covenants.

2022 Proxy Statement    29

Under the Executive Severance Plan, the NEOs are not entitled to any severance benefits upon a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.”

If any payments or benefits provided to an NEO pursuant to the Executive Severance Plan would trigger the payment of the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law, then the NEO will receive (i) the full payment or (ii) a payment reduced to the minimum amount necessary to avoid any such excise tax, whichever amount is greater on a post-tax basis. In no event is the Company responsible to gross-up or indemnify any NEO for excise taxes paid or reductions to payments and benefits received to avoid such excise taxes.

Equity Treatment

Under the equity awards granted to NEOs under the 2013 Plan, the following treatment is generally provided for in the applicable award agreements:

Payments upon Termination Due to Death or Disability. In the event of a termination due to death or disability of an NEO, all unvested RSUs, PSUs or options will be forfeited, except that: (i) any such unvested RSUs or time options that would have vested on the next applicable vesting date subsequent to the death or disability will become vested; and (ii) any unvested performance options or PSUs that would, but for the termination of employment due to death or disability, have vested had the applicable performance goal for the calendar year during which the death or disability occurred been achieved will remain outstanding until the Compensation Committee determines whether the applicable performance goal has been achieved and will become vested if and when the Compensation Committee determines that the applicable performance goal has been achieved or will terminate on the date the Compensation Committee determines that the applicable performance goal has not been achieved, and the balance of the unvested portion of the performance option or PSU will be forfeited. In the event of a termination due to death or disability, vested options may (by the NEO’s beneficiary in the case of death) be exercised only for a period of two years from the termination due to death or disability of the NEO.

Involuntary Termination Without Cause and Voluntary Resignation (other than in connection with the Strategic Review). If an NEO’s employment is terminated by us without cause, or if he or she resigns for any reason, then all unvested RSUs, PSUs and options will be forfeited, except that if an NEO’s qualifying termination occurs subsequent to the end of the fiscal year but prior to the Compensation Committee’s determination regarding whether any annual performance goal has been achieved, any portion of the PSUs which would have been eligible, but for the termination, to vest will remain outstanding until the Compensation Committee determines whether the applicable performance goal has been achieved and will become vested if and when the Compensation Committee determines that the applicable performance goal has been achieved or will terminate on the date on which the Compensation Committee determines that the applicable performance goal has not been achieved, and the balance of the unvested portion of the PSUs will be forfeited. All vested but unexercised options held at the time of termination will be exercisable for a period of 90 days post termination.

Involuntary Termination without Cause and Voluntary Resignation for “Good Reason” during the Strategic Review. If, during the Strategic Review or the 12-month period after our Board of Directors determines that the Strategic Review is completed an NEO’s employment is terminated by us without cause, or if he or she resigns for good reason, then all unvested RSUs, PSUs and options that have not been previously forfeited will be accelerated.

Forfeiture upon Voluntary Resignation and Termination for Cause. If an NEO resigns or is terminated by the Company for cause, he or she will forfeit all unvested and vested equity grants (options to the extent unexercised) at the time of termination.

30    Laureate Education, Inc.

The table below reflects potential payments to each of our NEOs, other than Mr. Charhon, assuming various termination of employment events as of December 31, 2021. For stock valuations, we have assumed that the price per share is the closing price of our common stock as of December 31, 2021, which was $12.24. The table below excludes any amounts payable to an NEO to the extent that these amounts are available generally to all salaried employees and do not discriminate in favor of our NEOs.

Potential Payments Upon Termination or Change in Control

Name	Benefit	Without Cause/Good Reason Termination During Strategic Review		Termination due to Death or Disability	Termination due to Change in Control plus Qualifying Termination

Eilif Serck-Hanssen	Cash Severance(1)	$3,910,000		—	$3,910,000

	Benefits(2)	$78,310		—	$78,310

	Cash Retention Bonus(3)	—		—	—

	Acceleration of RSU vesting(4)	$1,418,628		—	$1,418,628

	Acceleration of PSU vesting(5)	$1,686,659		$1,013,325	$1,686,659

	Total	$7,093,597		$1,013,325	$7,093,597

Richard M. Buskirk	Cash Severance(6)	$1,140,000		—	$1,140,000

	Benefits(2)	$25,000		—	$25,000

	Cash Retention Bonus(3)	—		—	—

	Acceleration of RSU vesting(4)	$434,496		—	$434,496

	Acceleration of PSU vesting(5)	$182,854		$104,224	$182,854

	Total	$1,782,350		$104,224	$1,782,350

Marcelo Barbalho Cardoso	Cash Severance(6)(7)	$604,704		—	$604,704

	Benefits(2)	$25,000		—	$25,000

	Acceleration of RSU vesting(4)	$263,747		—	$263,747

	Acceleration of PSU vesting(5)	$276,759		$160,993	$276,759

	Total	$1,170,210		$160,993	$1,170,210

Timothy P. Grace	Cash Severance(6)	$1,350,000		—	$1,350,000

	Benefits(2)	$61,380		—	$61,380

	Cash Retention Bonus (3)	—		—	—

	Acceleration of RSU vesting(4)	$222,548		—	$222,548

	Acceleration of PSU vesting(5)	$264,580		$158,949	$264,580

	Total	$1,898,508		$158,949	$1,898,508

Richard H. Sinkfield III	Cash Severance	$735,000	(8)	—	$1,102,500	(6)

	Benefits(2)	$60,540		—	$78,310

	Cash Retention Bonus(3)	$251,563		—	$251,563

	Acceleration of RSU vesting(4)	$165,595		—	$165,595

	Acceleration of PSU vesting(5)	$165,717		$92,192	$165,717

	Total	$1,378,415		$92,192	$1,763,685

(1)

Represents a lump sum severance payment equal to two times the NEO’s base salary and target annual bonus. Because the information in this table assumes a termination occurred as of December 31, 2021, excludes the amount of the NEO’s Prorated Annual Target Bonus given that as of such date the NEO would be entitled to the actual earned annual bonus for 2021.

(2)

Includes the cost of group medical insurance coverage to the NEO to the same extent as the Company pays for such coverage for similarly situated executives and the estimated cost of outplacement services for nine months. For Messrs. Buskirk and Cardoso, includes only the estimated cost of outplacement services for nine months.

(3)

Represents the cash retention bonus the NEO is entitled to under the terms of such NEO’s 2020 retention letter agreement with the Company. For Messrs. Serck-Hanssen, Buskirk and Grace, their actual cash retention bonus is adjusted up or down based on the total return to the Company’s stockholders. For Mr. Sinkfield, 50% of his cash retention bonus is adjusted up or down based on the total return to the Company’s stockholders and 50% is determined based on the number of full months elapsed from January 27, 2020 through the valuation date.

(4)

For termination due to death or disability, the terms of the RSUs provide that any unvested RSUs that would, but for such termination, have vested on the next scheduled vesting date would vest as of the termination date. Because the information in this table assumes such termination due to death or disability occurred as of December 31, 2021, there is no such acceleration of RSUs. For termination due to change in control plus qualifying termination, amounts assume that the individual’s awards of RSUs were assumed in the change in control transaction and were accelerated in connection with the NEO’s termination without “cause” or resignation for “good reason”.

2022 Proxy Statement    31

(5)

For termination due to death or disability, the terms of the PSUs provide that any unvested PSUs that would, but for such termination, have vested had the applicable performance goal for the calendar year during which the death or disability occurred been achieved will remain outstanding until the Compensation Committee determines whether the performance goal for such year has been achieved. Therefore, the amount for termination due to death or disability represents the aggregate fair market value of unvested PSUs outstanding under annual equity grant awards on December 31, 2021 that are subject to 2021 performance goals. For termination due to change in control plus qualifying termination, amounts assume that the individual’s awards of PSUs were assumed in the change in control transaction and were accelerated in connection with the NEO’s termination without “cause” or resignation for “good reason”.

(6)

Represents a lump sum severance payment equal to one and a half times the NEO’s base salary and target annual bonus. Because the information in this table assumes a termination occurred as of December 31, 2021, excludes the amount of the NEO’s annual target bonus, prorated for the number of days he was employed in the year, given that as of such date the NEO would be entitled the actual earned annual bonus for 2021.

(7)

Pursuant to the Cardoso Agreement, Mr. Cardoso’s severance payment was reduced by the amount of the statutory severance he received due to the termination of his employment with our Brazil subsidiary on May 28, 2021.

(8)

Represents a severance payment equal to one times the NEO’s base salary and target annual bonus, to be paid in equal installments over a 12-month period following the date of termination according to the Company’s regular payroll schedule. Because the information in this table assumes a termination occurred as of December 31, 2021, excludes the amount of the NEO’s Prorated Annual Target Bonus given that as of such date the NEO would be entitled to the actual earned annual bonus for 2021.

CEO Pay Ratio

As required by SEC rules, the following information is being presented about the ratio of compensation provided to Mr. Serck-Hanssen, our President and Chief Executive Officer (“CEO”), to the annual total compensation of our median compensated employee. For 2021, the median compensated employee’s annual total compensation was $5,524; the annual total compensation of our CEO was $7,318,937; and, based on this information, the ratio of the annual total compensation of our CEO to the median compensated employee is estimated to be 1,325 to 1.

To identify our median-paid employee from our total global workforce, we used the following methodology, material assumptions, adjustments and estimates:

•

We used annual target total cash compensation, which includes base salary, including any additional allowances based on regional practice, and bonus target amount, as our consistently applied compensation measure.

•	We determined our median employee as of December 27, 2021. As of such date, our total global workforce was approximately 24,800 employees, comprised of 88 U.S. employees and 24,712 non-U.S. employees.

•

We excluded, under the de minimis exception to the pay ratio rule, all employees in Chile (38), Honduras (89) and Netherlands (4), which in total are 131 employees out of a total of 24,800 employees, or approximately 0.53%.

•

We selected the median compensated employee based on full-time and part-time employees, including adjunct faculty along with temporary, expatriate, student and intern workers who were employed as of December 27, 2021. We did not include external contractors, fixed-term contractors or independent consultants in our determination, nor did we apply any cost-of-living adjustments as part of the calculation.

•	For employees who were hired in 2021 but did not work the complete year, we annualized their target total cash compensation, but did not make any full-time equivalent adjustments.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above. In particular, as a result of the Strategic Review, almost all of our workforce is located outside the U.S. and often paid lower rates of compensation compared to our U.S. employees. For example, the employee population used for our median compensated employee calculation for 2021 was comprised of approximately 0.35% of employees based in the U.S. and approximately 99.65% of employees based outside the U.S. Further, approximately 44% of our employee population as of year end 2021 consisted of adjunct faculty, who are paid only for the assignments accepted during the academic year. These factors have a negative impact of lowering the median and thereby increasing the ratio.

32    Laureate Education, Inc.

Director Compensation

Annual Compensation

The Compensation Committee conducts an annual review and assessment of all compensation, including cash and equity-based compensation, paid by the Company to our non-employee directors. In connection therewith, the Compensation Committee may consult with its independent compensation consultant regarding the amount and type of compensation to be paid and consider comparative data deemed appropriate by the independent compensation consultant. The following table describes the components of the non-employee directors’ compensation for 2021:

Fees	Amount	Form of Payment(1)

Annual Board Retainer	$225,000	• 50% in cash and 50% in RSUs

Committee Retainers		• 100% in cash

Audit Committee

Member	$15,000

Chair	$25,000

Compensation Committee

Member	$10,000

Chair	$15,000

Nominating & Corporate Governance Committee

Member	$7,500

Chair	$15,000

Committee on Education

Member	$10,000

Chair	$50,000

Special Divestiture Transaction Committee

Member	$10,000

Annual Chairman Retainer	$175,000	• $100,000 in cash and $75,000 in RSUs

(1)	Cash payments made in equal installments quarterly in arrears. RSUs vest quarterly in arrears, with the number of RSUs based on the fair market value of our common stock on the grant date.

Stock Ownership Guidelines

Our Stock Ownership Guidelines apply to our non-employee, independent directors and executive officers, but not to our non-employee, designated directors. Under the Stock Ownership Guidelines, each covered director is expected to own a number of shares equal to or greater than five times the cash portion of the annual board retainer (currently $112,500). There is no required time within which the covered director must attain the applicable stock ownership level. Until a covered director complies with the Stock Ownership Guidelines, the covered director is expected to retain 75% of net profit shares from each award on exercise, vesting or earn-out.

2022 Proxy Statement    33

2021 Director Compensation

The below table provides information on 2021 compensation for each non-employee director for his or her 2021 Board and committee service. Our President and CEO, Mr. Serck-Hanssen, is not entitled to separate compensation for his service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Brian F. Carroll	$137,500	$112,500	$250,000

Andrew B. Cohen(2)	$132,500	$112,500	$245,000

William J. Cornog(3)	$137,500	$112,500	$250,000

Pedro del Corro	$128,500	$112,500	$241,000

Michael J. Durham	$145,000	$112,500	$257,500

Kenneth W. Freeman	$257,500	$187,500	$445,000

George Muñoz	$147,500	$112,500	$260,000

Judith Rodin	$170,000	$112,500	$282,500

Eilif Serck-Hanssen	—	—	—

Ian K. Snow(4)	$130,000	$112,500	$242,500

Steven M. Taslitz(5)	$ 51,144	—	$ 51,144

(1)

Represents the grant date fair value of awards, which is an estimated value computed in accordance with ASC 718. For a discussion of the assumptions related to the calculation of this value, refer to Note 11, Share-based Compensation and Equity, in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. For all non-employee directors other than Mr. Freeman, reflects a grant on May 26, 2021 of 1,952 shares of common stock and 5,850 RSUs as part of the 2021 annual Board retainer for non-employee director service. For Mr. Freeman, reflects a grant on May 26, 2021 of 3,250 shares of common stock and 9,753 RSUs as part of the 2021 annual Board and Chairman retainers for non-employee director service. The RSUs vested ratably in three installments at the end of the second, third and fourth quarters of 2021.

In addition, in connection with equitable adjustments made to outstanding equity awards as a result of special cash distributions paid by the Company to stockholders in October and December 2021 of $7.01 per share and $0.58 per share, respectively, the following cash dividend equivalent payments were made with respect to RSUs vesting on December 31, 2021 of $14,800 for all non-employee directors except for Mr. Freeman, who received a cash dividend equivalent payment of $24,675.

(2)	Mr. Cohen was required by prior agreement with CPV Holdings, LLC to have the cash portion of his director’s fees paid to such entity.

(3)	Mr. Cornog was required by prior agreement with KKR Capstone Americas, LLC to have the cash portion of his director’s fees paid to such entity.

(4)	Mr. Snow was required by prior agreement with Snow Phipps Group, LLC to have the cash portion of his director’s fees paid to such entity.

(5)

Mr. Taslitz did not stand for re-election at the 2021 Annual Meeting. The amount in the table represents amounts earned from January 1 — May 26, 2021. Mr. Taslitz was required by prior agreement with Sterling Partners to have the cash portion of his director’s fees paid to Sterling Partners or an affiliate of its choosing.

34    Laureate Education, Inc.

Equity Plan Compensation Information

The following table sets forth certain equity compensation plan information for the Company as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c)

Equity compensation plans approved by stockholders	2,850,908(1)	$9.89	5,506,025(2)

Equity compensation plans not approved by stockholders	—	—	—

Total	2,850,908(1)		5,506,025(2)

(1)

Includes 2,757,408 shares of common stock issuable pursuant to outstanding RSU, PSU and option awards under the 2013 Plan and 93,500 shares of common stock issuable pursuant to outstanding option awards under the Company’s 2007 Stock Incentive Plan, as amended.

(2)	All such shares are available for future issuance under the 2013 Plan.

2022 Proxy Statement    35

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number and percentage of outstanding shares of our common stock beneficially owned as of March 28, 2022, by (1) each person known to us to beneficially owns more than five percent of our common stock; (2) each of our current directors and nominees; (3) each of our Named Executive Officers; and (4) all of our current directors and executive officers as a group. The address of each beneficial owner listed in the table unless otherwise noted is c/o Laureate Education, Inc., 78 SW 7th Street, Suite 900, Miami, Florida 33130.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares of common stock as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire within 60 days after March 28, 2022 through the exercise of any stock options. There are no PSUs or RSUs scheduled to vest within the next 60 days except as noted. We deemed such shares outstanding for the purpose of computing the percentage ownership of such holder, but did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)

5% Stockholders:

KKR Funds(2)	32,842,183	18.9%

Wengen Alberta, Limited Partnership(3)	20,855,584	12.0%

FMR LLC(4)	18,347,475	10.6%

Directors and Named Executive Officers:

Brian F. Carroll(5)	38,266	*

Andrew B. Cohen	21,422	*

William L. Cornog	30,788	*

Pedro del Corro(6)	81,000	*

Michael J. Durham(7)	35,609	*

Kenneth W. Freeman	58,278	*

Barbara Mair(8)	—	—

George Muñoz	88,444	*

Dr. Judith Rodin	62,192	*

Ian K. Snow(9)	2,390,831	1.4%

Eilif Serck-Hanssen(10)	631,870	*

Richard M. Buskirk(11)	71,767	*

Marcelo Barbalho Cardoso(12)	88,539	*

Timothy P. Grace(13)	177,890	*

Richard H. Sinkfield III(14)	43,054	*

Jean-Jacques Charhon(15)	—	—

All Current Directors and Executive Officers as a Group (13 persons)(16)	3,642,060	2.1%

*	Less than one percent.

(1)	The percentage ownership is based on 173,834,577 shares of our common stock outstanding at March 28, 2022.

(2)

Represents 31,792,064 and 1,050,119 shares of common stock owned by KKR 2006 Fund (Overseas), Limited Partnership and KKR Partners II (International), L.P., respectively. KKR PI-II GP Limited is the general partner of KKR Partners II (International), L.P. KKR Associates 2006 (Overseas), Limited Partnership is the general partner of KKR 2006 Fund (Overseas), Limited Partnership. KKR 2006 Limited is the general partner of KKR Associates 2006 (Overseas), Limited Partnership. KKR Group Partnership L.P. is the sole shareholder of KKR 2006 Limited. KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. is the sole shareholder of KKR Group Holdings Corp. KKR Management LLP is the Series I preferred stockholder of KKR & Co. Inc. Messrs. Henry R. Kravis and George R. Roberts are the founding partners of KKR Management LLP. In such capacities, each of the entities and

36    Laureate Education, Inc.

individuals referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above. The address of each of the persons and entities listed in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

As described further in “Certain Relationships and Related Party Transactions, and Director Independence,” Wengen and all current and former investors in Wengen who have an employee or representative serving on the board of directors of Wengen Investments Limited, Wengen’s general partner, or our Board of Directors must vote their shares of common stock in favor of director nominees designated by KKR and CPV.

(3)

Represents shares of common stock that are directly held by Wengen. The limited partnership interests in Wengen are held by certain investors including investment funds and other investors affiliated with or managed by, among others, CPV Partners, LLC (together with its affiliates, including CPV Holdings, LLC, “CPV”), Snow Phipps Group, LLC (together with its affiliates, “Snow Phipps”), Sterling Laureate, LP and certain investment vehicles on behalf of persons that are not affiliated with CPV or Snow Phipps (collectively, the “Wengen Investors”). The general partner of Wengen is Wengen Investments Limited, which is governed by a board of directors that includes representatives of CPV and Snow Phipps. As a result of such representation, the Wengen Investors control the voting of the shares of common stock held by Wengen in the election of certain directors and may be deemed to share beneficial ownership over the securities beneficially owned by Wengen.

CPV has investment management authority over an investment fund that holds, directly and indirectly, limited partnership interests in Wengen which collectively relate to approximately 12,796,782 underlying shares of common stock held by Wengen. CPV may also be deemed to have voting and investment power over such portion of the common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities. CPV also beneficially owns 3,215,056 shares of common stock, including 15,864 shares of common stock that were issued pursuant to the Company’s non-employee director compensation program. Steven A. Cohen is the senior managing member of CPV. In such capacity, Steven A. Cohen may also be deemed to be the beneficial owner having shared voting power and shared investment power with respect to the securities as described above. In the aggregate, and including shares held by Wengen as disclosed in this footnote (3) above, CPV and Steven A. Cohen may be deemed to beneficially own 24,070,640 shares of common stock, which represents, in the aggregate, approximately 13.85% of the outstanding shares of the common stock, calculated pursuant to the rules of the SEC. The address of CPV is 55 Hudson Yards, New York, New York 10001. The address of Steven A. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902.

Snow Phipps Group, L.P., SPG Co-Investment, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group (Offshore), L.P., and Snow Phipps Group (RPV), L.P. hold limited partnership interests in Wengen which relate to approximately 2,584,865, 13,986, 24,832, 83,547, and 134,604 underlying shares of common stock held by Wengen, respectively, for an aggregate of 2,841,834 shares, and may also be deemed to have voting and investment power over such portion of the common stock owned by Wengen as a result of their ability to direct Wengen with respect to certain voting and disposition of such securities. Snow Phipps Group, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group (Offshore), L.P., Snow Phipps Group (RPV), L.P. and SPG Co Investment L.P. also beneficially own, in aggregate among them, 2,087,778 shares of common stock, which shares are included above in the table for Ian K. Snow. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above. The address of each of the persons and entities listed in this paragraph is 667 Madison Avenue, 10th Floor, New York, New York, 10065.

As described further in “Certain Relationships and Related Party Transactions, and Director Independence,” Wengen and all current and former investors in Wengen who have an employee or representative serving on the board of directors of Wengen Investments Limited, Wengen’s general partner, or our Board of Directors must vote their shares of common stock in favor of director nominees designated by KKR and CPV..

(4)

Based solely on information reported by FMR LLC on Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2022. According to this Amendment to Schedule 13G, FMR LLC has sole voting power with respect to 2,277,616 shares of common stock and sole dispositive power with respect to 18,347,475 shares of common stock and shared voting power and shared dispositive power with respect to no shares of common stock. The reporting person listed its address as 245 Summer Street, Boston, Massachusetts 02210.

(5)

Includes 4,611 shares of common stock reserved for issuance for Mr. Carroll under the Company’s nonqualified deferred compensation plan, which shares will be distributed in April 2022 as a result of the termination of such plan. Mr. Carroll is not standing for re-election at the 2022 Annual Meeting.

(6)

Includes 5,957 shares of common stock owned by Mr. del Corro’s spouse. Also includes limited partnership interests in Wengen held, directly and indirectly, by Mr. del Corro which relate to approximately 47,662 underlying shares of common stock held by Wengen, over which he may be deemed to have voting and investment power as a result of his ability to direct Wengen with respect to certain voting and disposition of such securities.

(7)	Mr. Durham is not standing for re-election at the 2022 Annual Meeting.

(8)	Ms. Mair is a new nominee for election to the Board of Directors at the 2022 Annual Meeting.

(9)

Includes 3,837 shares of common stock held by Snow Phipps and 2,819 shares of common stock reserved for issuance for Mr. Snow under the Company’s nonqualified deferred compensation plan, which shares will be distributed in April 2022 as a result of the termination

2022 Proxy Statement    37

of such plan. Includes 2,178,187, 7,568, 18,088, 60,859 and 98,051 shares of common stock owned by Snow Phipps Group, L.P., SPG Co Investment, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group (Offshore), L.P., and Snow Phipps Group (RPV), L.P., respectively, included therein 21,422 shares of common stock owned by Mr. Snow. Mr. Snow disclaims beneficial ownership of the shares held, directly or indirectly, by Snow Phipps. Does not include the common stock held of record by Wengen. See footnote (3) above for further information on any beneficial ownership of securities indirectly held through Wengen.

(10)

Includes shares issuable upon the exercise of vested options to purchase an aggregate of 245,368 shares of common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 257,199 RSUs reported as common stock in Table I of Mr. Serck-Hanssen’s Form 4 filed on March 17, 2022.

(11)

Includes shares issuable upon the exercise of vested options to purchase an aggregate of 27,617 shares of common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 36,540 RSUs reported as common stock in Table I of Mr. Buskirk’s Form 4 filed on March 17, 2022.

(12)

Includes shares issuable upon the exercise of vested options to purchase an aggregate of 18,000 shares of common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 49,038 restricted stock units reported as common stock in Table I of Mr. Cardoso’s Form 4 filed on March 15, 2022.

(13)

Includes shares issuable upon the exercise of vested options to purchase an aggregate of 28,990 shares of common stock that are exercisable as of or within 60 days of the date of the above table and 60,036 shares of common stock that accelerate under RSU and PSU awards in connection with Mr. Grace’s termination of employment on April 8, 2022 in accordance with terms of his 2020 retention letter agreement entered into in connection with the Strategic Review.

(14)

Includes shares issuable upon the exercise of vested options to purchase an aggregate of 26,127 shares of common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 30,972 restricted stock units reported as common stock in Table I of Mr. Sinkfield’s Form 4 filed on March 17, 2022.

(15)	Mr. Charhon served as Executive Vice President and Chief Financial Officer until April 1, 2021.

(16)

Includes directors affiliated with Wengen or an investor in Wengen. Does not include the common stock held of record by Wengen. See footnote (3) above for further information on any beneficial ownership of securities indirectly held through Wengen.

38    Laureate Education, Inc.

Certain Relationships and Related Party Transactions, and Director Independence

Wengen Securityholders Agreement and Registration Rights Agreement

In connection with the completion of our initial public offering, we entered into (i) the Wengen Securityholders Agreement and (ii) an amended and restated registration rights agreement (the “Registration Rights Agreement”) among Wengen, Wengen Investments Limited, the Company and the other parties thereto.

Wengen Securityholders Agreement.     Under the Wengen Securityholders Agreement, each of CPV and KKR is entitled to designate one of our directors so long as each owns at least 5,357,143 shares held through or acquired from Wengen. Mr. Cohen currently serves as the CPV-designated director, and Mr. Cornog currently serves as the KKR-designated director. In the event that either of CPV or KKR ceases to own its respective minimum number of shares, then the director designee selected by such party shall offer his or her resignation and such party shall no longer be entitled to designate a director to our Board of Directors. The Wengen Securityholders’ Agreement does not terminate upon the dissolution of Wengen. See “Proposal 1: Election of Directors—Corporate Governance—Directors Designated by Certain of the Wengen Investors under the Wengen Securityholders Agreement” for additional information.

The October 28, 2021 amendment to the Wengen Securityholders Agreement was approved by the Audit Committee as a related party transaction and provides, among other matters, that:

•

For so long as either KKR or CPV holds at least 8,035,713 shares of Company common stock, KKR and CPV collectively (or one of them if the other has lost its director designation right under the Securityholders Agreement) will have the right to nominate one additional director (the “Third Director”) who will initially be Ian K. Snow, and who may be removed or replaced at any time without cause by KKR and CPV (or one of them if the other has lost its existing director designation right under the Securityholders Agreement). In the event that KKR and CPV each ceases to be the beneficial owner of at least 8,035,713 shares of Company common stock, then the Third Director must offer his resignation as a director to the Company’s Board of Directors, and KKR and CPV thereafter will no longer be entitled to designate a Third Director.

•

Wengen and all current and former investors in Wengen who have an employee or representative serving on the board of directors of Wengen Investments Limited, Wengen’s general partner, or our Board of Directors must vote their shares of common stock in favor of director nominees designated by KKR and CPV.

•	Irrespective of their actual holdings, the right to designate a Third Director, as well as the existing Company director designation rights of KKR and CPV will expire on December 31, 2024.

•

Wengen and the Wengen investors will be responsible for the payment of any taxes and any related fees, costs and expenses attributable to a direct or indirect transfer of Company common stock and that Wengen and the Wengen investors will, at the time of any such transfer, pay to, or as directed by, the Company or Wengen (and the Company and Wengen have the right to withhold from any amounts distributable to Wengen or the Wengen investors) the amount of any taxes payable in Peru with respect to such transfer and any related costs, fees and expenses incurred by the Company, any of the Company’s subsidiaries or Wengen. Wengen will pay any amounts it so receives from the Wengen investors to the Company, and the Company will use any amounts it so receives from Wengen and the Wengen investors (and any amounts so withheld) to pay any taxes payable in Peru and its related costs, fees and expenses.

See “Proposal 1: Election of Directors—Corporate Governance—Directors Designated by Certain of the Wengen Investors under the Wengen Securityholders Agreement” for additional information.

Registration Rights Agreement.    Pursuant to the Wengen Registration Rights Agreement, certain registration rights were granted to Wengen and investment funds and other investors affiliated with or managed by, among others, Douglas L. Becker, our former Chairman and founder, Steven M. Taslitz, a former director of the Company, KKR, CPV, Snow Phipps and Sterling Fund Management, LLC (together with its affiliates and investment funds managed by it, “Sterling Partners” and, collectively, the “Wengen Investors”). Pursuant to the Registration Rights Agreement, the Wengen Investors were granted the right, beginning 180 days following the completion of our initial public offering, to cause us, at our expense, to use our reasonable best efforts to register certain shares of common stock held by the Wengen Investors and any securities issued in replacement of or in

2022 Proxy Statement    39

exchange for such shares of common stock for public resale, subject to certain limitations as set forth in the Registration Rights Agreement. The exercise of this “demand” right is limited to ten requests in the aggregate. In the event that we register any of our common stock, the Wengen Investors and management (pursuant to a provision in the Management Stockholder’s Agreements, as defined below) have a “piggyback right” which allows them to require us to use our reasonable best efforts to include shares of our common stock held by them in such registration, subject to certain limitations. The Registration Rights Agreement also provides for our indemnification of the Wengen Investors and management in connection with the registration of their securities.

Management Stockholder’s Agreements

Each of the stockholders of Laureate who is an employee or director or former employee or director of Laureate (each a “Management Stockholder”) and who received an equity grant prior to Laureate’s initial public offering in 2017 has entered into a stockholder’s agreement (each, a “Management Stockholder’s Agreement”) with Laureate and Wengen that gives Wengen a proxy to vote such holder’s shares of Laureate’s common stock. In addition, each Management Stockholder’s Agreement also imposes certain restrictive covenants on such Management Stockholders, including nondisclosure, noncompetition and nonsolicitation covenants. The Management Stockholder’s Agreements also grant each Management Stockholder certain piggyback registration rights in any registered sale of our common stock by Wengen or the Wengen Investors, subject to customary underwriters’ restrictions, including pro rata reduction and execution of customary custody and lockup agreements. The piggyback registration rights provided in the Management Stockholder’s Agreements expire upon a change in control of Laureate. The registration rights also provide for our indemnification of the Management Stockholders and their affiliates in connection with the “piggyback” registration of their securities.

Series A Preferred Stock and Registration Rights Agreement

As part of the issuance and sale of shares of the Company’s Series A Preferred Stock in December 2016, KKR and Snow Phipps purchased from the Company 60,000 and 15,000 shares of Series A Preferred Stock, respectively. In connection with the issuance of the Series A Preferred Stock, Laureate executed a registration rights agreement. On April 23, 2018, all of the issued and outstanding shares of the Series A Preferred Stock were converted into Class A common stock.

Conflicts of Interest Policy

The Audit Committee reviews all relationships and transactions in which Laureate and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in any particular transaction. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether Laureate or a related person has a direct or indirect material interest in the transaction. The Audit Committee of the Board of Directors reviews and approves or ratifies any related person transaction that meets this standard. In the course of the Audit Committee’s review and approval or ratification of a disclosable related person transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Laureate;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Laureate; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

40    Laureate Education, Inc.

Proposal 2:

Non-Binding Advisory Vote on Executive Compensation (“Say-on-Pay”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act”, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 11 of this Proxy Statement. Please read the Compensation Discussion and Analysis section, which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about the 2021 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal 2 is advisory and therefore is not binding on Laureate, our Board of Directors or our Compensation Committee. The outcome of the vote will not require Laureate, our Board of Directors or our Compensation Committee to take any action and will not be construed as overruling any decision by Laureate, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent that there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the 2022 Annual Meeting to approve the following resolution pursuant to this Proposal 2:

“RESOLVED, that the compensation paid to the named executive officers of Laureate Education, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in our 2022 proxy statement, is hereby APPROVED.”

Assuming that a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of common stock that are present in person via attendance at the virtual meeting or by proxy and entitled or required to vote on Proposal 2 will be necessary to approve the advisory vote on the executive compensation as disclosed in this Proxy Statement. Abstentions will have the effect of a vote against Proposal 2 and broker non-votes will not impact the outcome.

Recommendation of our Board of Directors

Our Board of Directors recommends that you vote “FOR” the approval of the executive compensation as disclosed in this Proxy Statement and as described in this “Proposal 2: Non-Binding Advisory Vote on Executive Compensation.”

If no vote indication is made on the accompanying proxy card or vote instruction form prior to the start of the 2022 Annual Meeting webcast, each such proxy will be deemed to grant authority to vote “FOR” the approval of the executive compensation as disclosed in this Proxy Statement and as described in this “Proposal 2: Non-Binding Advisory Vote on Executive Compensation.”

2022 Proxy Statement    41

Proposal 3:

For Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors, which is solely responsible for selecting our independent public accountants, selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Although stockholder approval is not required to appoint PricewaterhouseCoopers LLP as our independent public accountant firm, we believe that submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, then the appointment may be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee may engage a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our stockholders.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, have the opportunity to make a statement if they desire to do so and be available to answer stockholders’ questions.

Assuming that a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of common stock that are present in person via attendance at the virtual meeting or by proxy and entitled or required to vote on Proposal 3 will be necessary to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Because Proposal 3 is a routine matter, there will be no broker non-votes (and brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions before the date of the 2022 Annual Meeting), but abstentions will have the effect of a vote against Proposal 3.

Recommendation of our Board of Directors

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

If no vote indication is made on the accompanying proxy card or vote instruction form prior to the start of the 2022 Annual Meeting, each such proxy will be deemed to grant authority to vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to select other auditors for the subsequent year. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of Laureate and its stockholders.

42    Laureate Education, Inc.

Audit Committee Matters

Audit Committee Report

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Laureate and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of Laureate’s independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq and SEC rules.

Management has primary responsibility for the system of internal controls and the financial reporting process. PricewaterhouseCoopers LLP, Laureate’s independent registered public accounting firm, has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

In this context and in connection with the audited financial statements contained in Laureate’s Annual Report on Form 10-K, the Audit Committee has reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2021 with Laureate’s management and PricewaterhouseCoopers LLP. The Audit Committee has met with Laureate’s internal auditors and with its external auditors, separately and together, with and without management present, to discuss Laureate’s financial reporting processes and internal controls over financial reporting. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the auditors’ communications with the Audit Committee concerning independence, discussed with the auditors their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining their independence. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Laureate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission. We have selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

AUDIT COMMITTEE

George Muñoz, Chair

Michael J. Durham

Kenneth W. Freeman

2022 Proxy Statement    43

Audit Fees and All Other Fees

The following table shows the fees for audit and other services provided by PricewaterhouseCoopers LLP for 2021 and 2020:

(in millions)	2021	2020

Audit Fees(1)	$5.9	$7.7

Audit-Related Fees(2)	0.3	0.9

Tax Fees(3)	0.1	0.4

All Other Fees(4)	0.04	0.04

Total	$6.34	$9.04

(1)

Consists of fees related to the audit of our annual consolidated financial statements and statutory audits required domestically and internationally; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; other accounting and financial reporting consultation; and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)

Consists of fees for audit-related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. Audit-related fees primarily include fees related to service auditor examinations, transaction-related consultations, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards not classified as audit fees.

(3)	Consists of fees for tax compliance, tax advice and tax planning services.

(4)	Consists of fees for services that are not included in the above categories.

Audit Committee Pre-approval of Service of Independent Registered Public Accounting Firm

Our Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Our Audit Committee annually reviews and pre-approves services that may be provided by the independent registered public accounting firm for each audit year. The pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. The Chair of the Committee has the authority to pre-approve such services between meetings of our Audit Committee and reports such pre-approvals to our Audit Committee at the next regularly scheduled meeting.

During 2021, all audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by our Audit Committee or, consistent with the pre-approval policy of our Audit Committee, by the Chair of our Audit Committee for inter-meeting pre-approvals.

44    Laureate Education, Inc.

Other Information

Questions and Answers about the 2022 Annual Meeting

Q:	Why did I receive these materials?

A:

We are making this Proxy Statement available to you on or around April 15, 2022 because the Board of Directors is soliciting your proxy to vote at the 2022 Annual Meeting to be held on Wednesday, May 25, 2022, at 10:00 a.m., Eastern Daylight Time, via a virtual meeting that will be webcast live and accessed at www.virtualshareholdermeeting.com/LAUR2022, or at any adjournments thereof. The information provided in this Proxy Statement is for your use in deciding how to vote on the proposals describe.

Q:	Who is entitled to attend and vote at the Annual Meeting?

A:

You can attend and vote at the 2022 Annual Meeting webcast if, as of the close of business on March 28, 2022, the record date for the 2022 Annual Meeting, you were a stockholder of record of Laureate’s common stock. As of the record date, there were 173,834,577 shares of our common stock outstanding.

To attend and participate in the 2022 Annual Meeting webcast, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in street name, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures.

Q:	What is the difference between being a registered stockholder and holding shares in street name?

A:	A registered stockholder holds shares in his or her name. Shares held in street name means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

Q:	What do I do if my shares are held in street name?

A:

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

Q:	What are the voting rights of each share of common stock?

A:	For each proposal, stockholders are entitled to cast one vote for each share of common stock held as of the record date. There are no cumulative voting rights.

Q:	How do I attend and vote at the Annual Meeting?

A:

We will be hosting the 2022 Annual Meeting live via audio webcast. Any stockholder can attend the 2022 Annual Meeting live online by accessing www.virtualshareholdermeeting.com/LAUR2022. You will need to obtain your own Internet access if you choose to virtually attend the 2022 Annual Meeting. If you were a stockholder as of the Record Date, or you hold a valid proxy for the 2022 Annual Meeting, you can vote at the 2022 Annual Meeting. A summary of the information that you need to attend the 2022 Annual Meeting webcast is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/LAUR2022.

2022 Proxy Statement    45

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/LAUR2022 on the day of the 2022 Annual Meeting.

•	Webcast starts at 10:00 a.m., Eastern Daylight Time.

•	You will need your 16-Digit Control Number to enter the 2022 Annual Meeting.

•	Stockholders may submit questions while attending the 2022 Annual Meeting via the Internet.

•	Webcast replay of the 2022 Annual Meeting will be available until May 25, 2023.

Q:	What if during the check-in time or during the 2022 Annual Meeting webcast I have technical difficulties or trouble accessing the virtual meeting website?

A:

We will have technicians ready to assist you with any technical difficulties that you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the 2022 Annual Meeting login page.

Q:	Can I vote my shares before the Annual Meeting?

A:	Yes. If you are a registered stockholder, there are three ways to vote your shares before the 2022 Annual Meeting webcast:

•

By Internet (www.proxyvote.com) — Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on May 24, 2022. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions on the website to vote your shares.

•

By telephone (1-800-690-6903) — Submit your vote by telephone until 11:59 p.m. EDT on May 24, 2022. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions provided by the recorded message to vote your shares.

•

By mail — If you received a paper copy of the proxy materials, you can vote by mail by filling out the proxy card enclosed with those materials and returning it using the instructions on the card. To be valid, proxy cards must be received before the start of the 2022 Annual Meeting webcast.

If your shares are held in street name, your bank, broker or other nominee may provide you with a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials and vote online or request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a vote instruction form so that you can instruct your bank, broker or other nominee how to vote your shares.

Please see the Notice of Internet Availability of Proxy Materials or the information that your bank, broker or other nominee provided you for more information on these voting options.

Q:	Can I revoke my proxy or change my voting instructions once submitted?

A:	If you are a registered stockholder, you can revoke your proxy and change your vote before the 2022 Annual Meeting webcast by:

•	Voting again by Internet or telephone before 11:59 p.m. EDT on May 24, 2022 (only the latest vote you submit will be counted);

•	Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the 2022 Annual Meeting webcast); or

•

Sending a written notice of revocation to our executive offices to the attention of our Secretary (the notification must be received by 11:59 p.m. EDT on May 24, 2022). The notice should be addressed as follows: Laureate Education, Inc., 78 SW 7th Street, Suite 900, Miami, Florida 33130, Attn: Secretary.

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If your shares are held in street name, you should contact your bank, broker or other nominee about revoking your voting instructions and changing your vote before the 2022 Annual Meeting webcast. If you are eligible to vote at the 2022 Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the 2022 Annual Meeting webcast by casting a ballot via the online platform before the polls close.

Q:	What will happen if I submit my proxy but do not vote on a proposal?

A:	If you submit a valid proxy but fail to provide instructions on how you want your shares to be voted, properly submitted proxies will be voted:

•

“FOR” the election of Andrew B. Cohen, William L. Cornog, Pedro del Corro, Kenneth W. Freeman, Barbara Mair, George Muñoz, Dr. Judith Rodin, Eilif Serck-Hanssen and Ian K. Snow, each of whom shall hold office for a term of one year, expiring at the annual meeting in 2023, and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal;

•	“FOR” the advisory vote to approve named executive officer compensation; and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the year ending December 31, 2022.

If any other item is properly presented for a vote at the meeting, the shares represented by your properly submitted proxy will be voted at the discretion of the proxies.

Q:	What will happen if I neither submit my proxy nor vote my shares in person at the 2022 Annual Meeting?

A:	If you are a registered stockholder, your shares will not be voted.

If your shares are held in street name, your bank, broker or other nominee may vote your shares on certain “routine” matters. The ratification of independent auditors is currently considered to be a routine matter. On this matter, your bank, broker or other nominee can:

•	Vote your street-name shares even though you have not provided voting instructions; or

•	Choose not to vote your shares.

The other matters that you are being asked to vote on are not routine and cannot be voted by your bank, broker or other nominee without your instructions. When a bank, broker or other nominee is unable to vote shares for this reason, it is called a “broker non-vote.”

Q:	What does it mean if I receive more than one set of materials?

A:

You probably have multiple accounts with us and/or banks, brokers or other nominees. You should vote all of the shares represented by the proxy cards and/or voting instruction forms. Certain banks, brokers or other nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your bank, broker or other nominee for more information.

Q:	How many shares must be present to conduct business at the 2022 Annual Meeting?

A:

To carry on the business of the 2022 Annual Meeting, holders of a majority of the voting power of common stock issued and outstanding as of the record date must be present in person via attendance at the virtual meeting or represented by proxy.

Q:	What vote is required to approve each proposal?

A:

For Proposal 1, unless otherwise provided in the Wengen Securityholders Agreement, directors will be elected by a plurality of the votes of the shares of our common stock present in person via attendance at the virtual meeting or represented by proxy at the 2022 Annual Meeting at which a quorum is present, which means that the nine nominees receiving the highest number of affirmative votes will be elected.

2022 Proxy Statement    47

For Proposal 2, the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the voting power of the shares of our common stock present in person via attendance at the virtual meeting or represented by proxy (and entitled or required to vote thereon) at the 2022 Annual Meeting at which a quorum is present will be required for approval.

For Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the year ending December 31, 2022, the affirmative vote of a majority of the voting power of the shares of our common stock present in person via attendance at the virtual meeting or represented by proxy (and entitled or required to vote thereon) at the 2022 Annual Meeting at which a quorum is present will be required for approval.

Q:	Are abstentions and broker non-votes counted in the vote totals?

A:

A broker non-vote occurs when shares held by a bank, broker or other nominee are not voted with respect to a particular proposal because the bank, broker or other nominee does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your bank, broker or other nominee holds your shares in its name and you do not instruct your bank, broker or other nominee how to vote, your bank, broker or other nominee will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a bank, broker or other nominee who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our 2022 Annual Meeting, only Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Your bank, broker or other nominee will therefore not have discretion to vote on the election of directors or the advisory vote to approve named executive officer compensation, as these are “non-routine” matters.

Broker non-votes and abstentions by stockholders from voting (including banks, brokers or other nominees holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present at the virtual meeting. However, as the nine nominees receiving the highest number of affirmative votes will be elected, abstentions and broker non-votes will not affect the outcome of the election of Directors. With regard to the affirmative vote of the shares present at the virtual meeting or represented by proxy required for Proposal 2, abstentions will have the effect of a vote against Proposal 2 and, because it is a non-routine matter, broker non-votes will not impact the outcome of Proposal 2. With regard to the affirmative vote of the shares present at the virtual meeting or represented by proxy required for Proposal 3, it is a routine matter so there will be no broker non-votes (and brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions before the date of the 2022 Annual Meeting), and abstentions will have the effect of a vote against Proposal 3.

Q:	How are votes counted?

A:	In the election of directors, Proposal 1, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For Proposal 2 and Proposal 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated on a properly executed proxy card or over the telephone or Internet, the shares will be voted as recommended by our Board of Directors. (See “What will happen if I submit my proxy but do not vote on a proposal?” for additional information.)

Q:	Is my vote confidential?

A:

Yes. The vote of any stockholder will not be revealed to anyone other than a tabulator of votes or an election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against Laureate, (iii) to allow the Inspectors of Election to certify the results of the stockholder vote, (iv) in the event that a proxy solicitation in opposition to Laureate or the

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election of the Board of Directors takes place, (v) if a stockholder has requested that his or her vote be disclosed, or (vi) to respond to stockholders who have written comments on Proxy Cards.

Q:	Will any other business be transacted at the meeting? If so, how will my proxy be voted?

A:

Management does not know of any business to be transacted at the 2022 Annual Meeting other than those matters described in this Proxy Statement. The period specified in the proxy statement for our 2021 Annual Meeting of Stockholders for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments thereof, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Q:	Who will pay the cost of soliciting votes for the 2022 Annual Meeting?

A:

We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement and the accompanying materials. The largest expense in the proxy process is printing and mailing the proxy materials. Proxies also may be solicited on behalf of Laureate by directors, officers or employees of Laureate in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. We have engaged Broadridge Financial Solutions, Inc. to assist us in the distribution of proxies. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending our proxy materials to beneficial owners of our common stock as of the record date.

Q:	Will a list of stockholders of record be available at the 2022 Annual Meeting?

A:

A list of the holders of record of our common stock will be available at the 2022 Annual Meeting webcast and, during the 10 days prior to the 2022 Annual Meeting webcast, at the offices of our corporate headquarters located at 78 SW 7th Street, Suite 900, Miami, Florida 33130.

Q:	When will you publish the results of the 2022 Annual Meeting?

A:	We will include the results of the votes taken at the 2022 Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days following the 2022 Annual Meeting webcast.

Annual Report

Our 2021 Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2021, is available on our website at http://investors.laureate.net under “Financials.” Otherwise, please call 786-209-3368 and a copy will be sent to you without charge. You may also request a free copy of our Annual Report on Form 10-K for the year ended December 31, 2021 by writing to Laureate Education, Inc., c/o  Investor Relations, 78 SW 7th Street, Suite 900, Miami, Florida 33130.

Communications with the Board Of Directors

Stockholders or other interested parties may communicate with any Director or Committee of the Board of Directors by writing to them c/o Investor Relations, Laureate Education, Inc., 78 SW 7th Street, Suite 900, Miami, Florida 33130. Comments or questions regarding Laureate’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee. The office of the Corporate Secretary reviews correspondence received and will filter advertisements, solicitations, spam and other such items not related to a director’s duties and responsibilities. All other relevant correspondence addressed to a director will be forwarded to that director, or if none is specified, to the Chairman of the Board.

2022 Proxy Statement    49

Deadlines for Submitting Stockholder Proposals for the 2023 Annual Meeting

We provide to stockholders the opportunity, under certain circumstances and consistent with our Bylaws and the rules of the SEC, to participate in our governance by submitting proposals and director nominations for consideration at our annual meetings of stockholders. Proposals from stockholders are given careful consideration by us in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule14a-8”). For a proposal to be included in our proxy statement and proxy card for our 2023 Annual Meeting of Stockholders, such proposal must comply with Rule 14a-8 and must be received by us in writing no later than December 16, 2022. Additionally, if our 2023 Annual Meeting of Stockholders is held not more than thirty days before or more than seventy days after May 25, 2023, any stockholder proposal or director nomination for our 2023 Annual Meeting of Stockholders that is not intended for inclusion in our proxy statement and proxy card in respect of such meeting will be considered “untimely” if it is received by us prior to the close of business on January 25, 2023 or later than the close of business on February 24, 2023 or after the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made by us. An untimely proposal may not be brought before or considered at our 2023 Annual Meeting of Stockholders. Any stockholder proposal or director nomination submitted must also be made in compliance with our Amended and Restated Certificate of Incorporation, our Bylaws and, if applicable, the Wengen Securityholders Agreement. Subject to the provisions of the Wengen Securityholders Agreement, the Nominating and Corporate Governance Committee uses the same process for evaluating all director nominations, regardless of the source of the recommendation. See “Proposal 1 — Corporate Governance — Directors Designated by Certain of the Wengen Investors under the Wengen Securityholders Agreement.”

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2023.

All stockholder proposals and director nominations must be addressed to the attention of our Secretary at 78 SW 7th Street, Suite 900, Miami, Florida 33130. The chair of our 2023 Annual Meeting may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers or other nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Stockholders that share the same address may not receive separate copies of proxy materials, unless we have received contrary instructions from such stockholders. If you are receiving multiple sets of our proxy materials and wish to receive only one set in the future, or if you are currently only receiving one set of our proxy materials and wish to receive separate sets of proxy materials for you and the other stockholders sharing your address, please notify us or your bank, broker or other nominee by indicating your preference on the proxy card or vote instruction form. We will deliver an additional copy of our proxy materials to you, without charge, upon written request sent to Laureate Education, Inc., 78 SW 7th Street, Suite 900, Miami, Florida 33130, Attention: Secretary. Our proxy materials are also available on the Investors section of our website at http://www.laureate.net.

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Other Matters

As of April 15, 2022, our Board of Directors knows of no other business to be acted upon at the 2022 Annual Meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Leslie S. Brush

Vice President, Assistant General Counsel and Secretary

2022 Proxy Statement    51

LAUREATE EDUCATION, INC. 78 SW 7TH STREET, SUITE 900 MIAMI, FLORIDA 33130 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LAUR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 24, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D80552-P67108 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LAUREATE EDUCATION, INC. The Board of Directors recommends you vote FOR the following: 1. To elect nine (9) directors, each of whom shall hold office for a one year term until the 2023 Annual Meeting of Stockholders. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: 01) Andrew B. Cohen 06) George Muñoz 02) William L. Cornog 07) Dr. Judith Rodin 03) Pedro del Corro 08) Eilif Serck-Hanssen 04) Kenneth W. Freeman 09) Ian K. Snow 05) Barbara Mair The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve the advisory vote to approve named executive officer compensation. 3. To ratify the appointment of PricewaterhouseCoopers LLP as Laureate’s independent registered public accounting firm for the year ending December 31, 2022. NOTE: At their discretion, the Proxies are authorized to transact such other business as may properly come before the 2022 Annual Meeting and any adjournments thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com. D80553-P67108 LAUREATE EDUCATION, INC. Annual Meeting of Stockholders May 25, 2022 10:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby (1) acknowledges receipt of the Notice of 2022 Annual Meeting of Stockholders, Proxy Statement and 2021 Annual Report for the 2022 Annual Meeting of Stockholders of Laureate Education, Inc. to be held on Wednesday, May 25, 2022, at 10:00 a.m., EDT, via live webcast at www.virtualshareholdermeeting.com/LAUR2022, and (2) hereby appoints Richard M. Buskirk and Richard H. Sinkfield III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to stand for election), all of the shares of Laureate Education, Inc.’s Common Stock, which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual Meeting of Stockholders, and any adjournments thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2021 ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF. Continued and to be marked, dated and signed, on the other side